                                                                     EXHIBIT (2)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 2, 1995, by and among HEALTHDYNE, INC., a Georgia corporation ("HD"), TOKOS MEDICAL CORPORATION (DELAWARE), a Delaware corporation ("TM"), and TOKOS/HEALTHDYNE ACQUISITION COMPANY, INC., a Delaware corporation to be formed and organized pursuant to Article I and thereafter to execute and become a party to this Agreement ("Newco");

         WHEREAS, the Boards of Directors of TM and HD have determined that it is in the best interests of their respective companies and stockholders to combine their respective businesses in a "merger of equals" transaction to be effected as set forth in this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                      FORMATION AND ORGANIZATION OF NEWCO

         1.1 Formation of Newco. Immediately following the execution of this Agreement, HD and TM shall cause Newco to be formed as a corporation to be organized under the General Corporation Law of the State of Delaware (the "DGCL") by filing a Certificate of Incorporation with the Delaware Secretary of State in substantially the form attached hereto as Exhibit A-1 (the "Initial Certificate") and by taking such further actions as may be necessary in connection with such incorporation and formation.

         1.2 Organization of Newco. Upon formation of Newco, HD and TM shall cause the initial board of directors of Newco specified in the Initial Certificate to hold a meeting (the "Initial Meeting") for the purposes of, inter alia, the following:

                 (a)      organizing Newco;
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                 (b)      electing the following individuals to serve as
         officers (collectively, the "Initial Officers") of Newco in the capacity set forth opposite such individuals' names:

                          Parker H. Petit  -       Chairman of the Board
                          Robert F. Byrnes -       President, Chief
                                                   Executive Officer and
                                                   Secretary

                 (c) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on behalf of Newco; and

                 (d) authorizing such other actions as may properly come before such meetings.

         1.3 Execution and Delivery of this Agreement by Newco. Immediately following the Initial Meeting, the officers duly authorized to act on Newco's behalf in the Initial Meeting shall execute and deliver this Agreement on behalf of Newco, which shall be a party to this Agreement effective as of the date first above written for all purposes and shall be fully bound by the provisions set forth herein.


                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), HD and TM shall be merged with and into Newco with Newco as the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of HD and TM shall thereupon cease. The Merger shall have the effects set forth in
Section 252 of the DGCL.

         2.2 Effective Time of the Merger. The Merger shall become effective upon the later to occur of (a) when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and (b) when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Georgia in accordance with the Georgia Business Corporation Code ("GBCC"), each of which filings shall be made substantially simultaneously with the other and as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 4.6 hereof upon satisfaction of the conditions set forth in Article IX. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the later of such Certificates of Merger is so filed.





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                                  ARTICLE III

                           THE SURVIVING CORPORATION

         3.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as of the Effective Time shall consist of the Initial Certificate as amended as set forth in Exhibit A-2 attached hereto.

         3.2 Bylaws. The Bylaws of the Surviving Corporation as of the Effective Time shall consist of the Bylaws attached hereto as Exhibit B.

         3.3 Directors. The directors of the Surviving Corporation as of the Effective Time shall be selected pursuant to Section 8.13.

         3.4 Officers. The principal executive officers of the Surviving Corporation as of the Effective Time shall be as specified in Section 8.13(f).


                                   ARTICLE IV

                              CONVERSION OF SHARES

         4.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                 (a) Each share of Common Stock, par value $.001 per share, of TM ("TM Common Stock"), issued and outstanding immediately prior to the Effective Time, together with any associated TM Rights as defined in
Section 5.2 below, shall be cancelled and extinguished and converted into the right to receive one share of Common Stock, par value $.01 per share, of Newco ("Newco Common Stock"). All such shares of TM Common Stock shall no longer be deemed outstanding, shall be cancelled and retired and shall cease to exist. Each holder of a certificate representing any such TM Common Stock shall thereafter cease to have any rights with respect to such TM Common Stock, other than the right to receive a number of shares of Newco Common Stock equal to the number of shares of TM Common Stock previously evidenced by such certificate upon the surrender of such certificate in accordance with, and subject to adjustment as provided in, Section 4.1(c). Each share of TM Common Stock then held in the treasury of TM ("TM Treasury Shares") and each share ("TM Preferred Shares") of Preferred Stock, par value $.001 per share ("TM Preferred Stock"), shall be cancelled and retired, and no payment shall be made with respect thereto.





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                 (b)      Each share of Common Stock, par value $.01 per share,
of HD ("HD Common Stock" and collectively with the TM Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time, together with any associated HD Rights as defined in Section 6.2 below, shall be cancelled and extinguished and converted into the right to receive one share of Newco Common Stock. All such shares of HD Common Stock (by virtue of the Merger and without any action on the part of the holders thereof) shall no longer be deemed outstanding, shall be cancelled and retired and shall cease to exist. Each holder of a certificate representing any such shares of HD Common Stock shall thereafter cease to have any rights with respect to such shares of HD Common Stock, other than the right to receive a number of shares of Newco Common Stock equal to the number of shares of HD Common Stock previously evidenced by such certificate upon the surrender of such certificate in accordance with, and subject to adjustment as provided in, Section 4.1(c).
Each share of HD Common Stock then held in the treasury of HD ("HD Treasury Shares") and each share ("HD Preferred Shares") of Preferred Stock, par value $.01 per share ("HD Preferred Stock") shall be cancelled and retired, and no payment shall be made with respect thereto.

                 (c) At the Effective Time, all shares of TM Common Stock (the "TM Shares") and all shares of HD Common Stock (the "HD Shares") shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent shares of Newco Common Stock (the "Newco Shares") into which such Shares have been converted. Certificates representing Shares shall be exchanged for certificates representing whole Newco Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time TM or HD should split or combine the TM Shares or HD Shares, as applicable, or pay a stock dividend or other stock distribution in TM Shares or HD Shares (except for the "HIE Spinoff" (as defined in Schedule 7.1)), as applicable, then the number of Newco Shares to be issued in exchange for each share of TM Common Stock or HD Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

                 (d) Newco may adopt a Stockholders Rights Plan ("Newco Rights Plan") prior to the Effective Time. In that event, all references in this Agreement to Newco Shares shall be deemed to include the associated preferred stock purchase rights under the Newco Rights Plan except where the context otherwise clearly requires.





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         4.2     Exchange of Shares.

                 (a) Prior to the Effective Time, Newco shall select and enter into an agreement (in form and substance reasonably satisfactory to HD and TM) with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, Newco shall make available, and each holder of Shares will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Shares for cancellation, certificates representing the number of Newco Shares into which such Shares are converted in the Merger. The Newco Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                 (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into Newco Shares pursuant to Section 4.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TM and HD may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this
Article IV.

                 (c) In the event that any stock certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Newco will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Newco Shares into which such Shares are converted in the Merger in accordance with this Article
IV. When authorizing such issuance in exchange therefor, the Board of Directors of Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Newco a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Newco with respect to the certificate alleged to have been lost, stolen or destroyed.





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         4.3     Dividends; Transfer Taxes.  No dividends that are declared on
Newco Shares will be paid to persons entitled to receive certificates representing Newco Shares until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Newco Shares shall be issued, any dividends which shall have become payable with respect to such Newco Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Newco Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Newco Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Newco Shares or dividends thereon or, in accordance with Section 4.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         4.4 No Fractional Securities. No certificates or scrip representing fractional Newco Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article IV and no dividend, stock split-up or other change in the capital structure of Newco shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder.
In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Newco Share upon surrender of stock certificates for exchange pursuant to this Article IV will be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Average Price of a Newco Share. As used herein, the "Average Price" of a Newco Share shall mean the average of the closing prices of a share of Newco Common Stock as reported by The Wall Street Journal over the five trading days commencing on the third trading day following the Closing.

         4.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of HD and TM shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Newco Shares in accordance with the terms hereof. At and after the Effective Time, the holders of





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Shares to be exchanged for Newco Shares pursuant to this Agreement shall cease to have any rights as stockholders of HD or TM, as applicable, except for the right to surrender such stock certificates in exchange for Newco Shares as provided hereunder.

         4.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, N.E., 5200 NationsBank Plaza, Atlanta, Georgia 30308-2216 at 9:00 a.m., local time, on the day after the later of (a) the date on which the later to occur of HD's and TM's stockholders' meetings referred to in Section 8.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article IX hereof are satisfied or waived, or at such other date, time and place as TM and HD shall agree.

         4.7 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of HD or TM, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of HD and TM, in the name of and on behalf of HD and TM, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF TM

         As used in this Agreement, (i) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding general partnerships and limited partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries (excluding for this purpose, however, Healthdyne Technologies, Inc., a Georgia corporation, and its direct and indirect subsidiaries (collectively, "HTI") from and after the date of the May 22, 1995 spinoff of HTI's common stock to HD





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

stockholders and Healthdyne Information Enterprises, Inc., a Georgia corporation, and its direct and indirect subsidiaries (collectively, "HIE") from and after the date of the spinoff of HIE's common stock to HD shareholders (the "HIE Spinoff")) and (ii) the term "Material Adverse Effect" means, with respect to HD and TM, as the case may be, a material adverse effect on the business, assets, revenues, expenses or financial condition of such party and its subsidiaries (excluding, for purposes of HD, HTI and HIE) taken as a whole or in the ability of such party to perform its obligations hereunder.

         Each of the following representations and warranties is qualified by the disclosure letter (the "TM Disclosure Letter") delivered to HD immediately prior to the execution hereof, whether or not reference is made to the TM Disclosure Letter in such representation or warranty. Except as set forth in the TM Disclosure Letter or in the "TM SEC Reports" (as hereinafter defined) filed prior to the execution of this Agreement, TM represents and warrants to HD as follows:

         5.1 Organization. TM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. TM is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each subsidiary of TM which is incorporated is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect. TM has delivered to HD or its counsel complete and correct copies of its, and its subsidiaries, Certificate of Incorporation and Bylaws or other organizational documents.

         5.2 Capitalization. The authorized capital stock of TM consists of 60,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of TM Preferred Stock. As of the date hereof, 17,478,851 TM Shares were issued and outstanding, options to acquire 2,150,960 TM Shares ("TM Stock Options") were





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outstanding under all stock option plans of TM ("TM Stock Option Plans") and no warrants to acquire TM Shares were outstanding, and no shares of TM Preferred Stock were issued and outstanding. All of the issued and outstanding TM Shares are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of TM or any agreement to which TM or any of its subsidiaries is a party or by which it is bound. Since December 31, 1994, TM has not issued any shares of its capital stock, except upon the exercise of stock options previously granted under TM Stock Option Plans and pursuant to TM's Employee Stock
Purchase Plan. Except as set forth above and pursuant to TM's employee benefit plans and as otherwise provided in this Agreement and that certain Stockholder Rights Plan, dated March 19, 1993, between TM and U.S. Stock Transfer Corporation, as rights agent ("TM Rights Agreement"), pursuant to which TM Rights Agreement certain rights ("TM Rights") to purchase TM Shares were issued, there are not as of the date of this Agreement any shares of capital stock of TM issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating TM to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of TM were issued and outstanding. All outstanding shares of the capital stock of TM's subsidiaries have been validly issued and fully paid, and are non-assessable and are owned by TM or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trusts or other agreements or understandings to which TM is a party with respect to the voting of the capital stock of TM or any of its subsidiaries. None of TM or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of TM, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. All of the outstanding TM Shares are duly and validly issued, fully paid and nonassessable. None of the TM Shares or TM Preferred Stock have been issued in violation of any preemptive or other rights of TM's shareholders.

         5.3 Authority Relative to this Agreement. TM has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by TM and the consummation by TM of the transactions contemplated hereby have been duly authorized by the Board of Directors of TM, and, except for approval by TM's stockholders at the meeting provided for in Section 8.4 (provided that the total vote cast at such meeting in favor of the Merger represents over fifty percent (50%) of the outstanding TM Shares), no other





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corporate proceedings on the part of TM are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TM and constitutes a valid and binding agreement of TM, enforceable against TM in accordance with its terms.

         5.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, and the filing and recordation of a Certificate of Merger as required by the DGCL and a Certificate of Merger as required by the GBCC, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by TM of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by TM, nor the consummation by TM of the transactions contemplated hereby, nor compliance by TM with any of the provisions hereof, will (a) conflict with or result in any breach of the Certificate of Incorporation or Bylaws of TM or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to the creation of any lien, charge, security interest or encumbrance upon the respective properties or assets of TM or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TM or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TM, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not have a Material Adverse Effect.

         5.5 Reports and Financial Statements. TM has filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1993 including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1994 (collectively, the "TM SEC Reports"), and has previously furnished or made available to HD true and complete copies of all such TM SEC Reports (including any amendments thereto), and will promptly deliver to HD any TM SEC Reports (including any amendments thereto) filed between the date hereof and the Effective Time. None of such TM SEC Reports, as of their respective dates (as amended through the date hereof), contained or with respect to TM SEC Reports filed after





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

the date hereof, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the TM SEC Reports, in all material respects, present fairly the consolidated financial position of TM and its subsidiaries as of the respective dates thereof, and the results of operations and cash flow of TM and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         5.6 Absence of Certain Changes or Events. Since December 31, 1994, neither TM nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 7.1(b), 7.1(c) or 7.1(e) hereof; (b) incurred any material liability, except in the ordinary course of their business, consistent with past practices; (c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of TM or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof and changes in generally accepted accounting principles or changes after the date hereof that reasonably should have been anticipated in light of specific disclosures in the TM Disclosure Letter); (d) suffered a material adverse change, or any event involving a prospective material adverse change in TM's marketing rights to the Fetal Fibronectin Enzyme Immunoassay Test (the "ELISA Test"), the Fetal Fibronectin Membrane Immunoassay Test (the "Membrane Test") or the Fetal Fibronectin Dipstick Immunoassay Test (the "Rapid Assay Test") for detecting preterm labor and membrane ruptures granted by Adeza Biomedical Corporation ("Adeza"); or (e) subsequent to the date hereof, except as permitted by Section
7.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

         5.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by TM to be included in (a) the Registration Statement on Form S-4 to be filed with the SEC by Newco under the Securities Act for the purpose of registering the Newco Shares to be issued in the Merger or pursuant to this Agreement (the "Registration Statement") or
(b) the joint proxy statement to be distributed in





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connection with TM's and HD's meetings of stockholders to vote upon this
Agreement (the "Proxy Statement"), will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the meetings of stockholders of TM and HD to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to HD) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         5.8 Litigation. As of the date of this Agreement, except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of TM, threatened against or involving TM or any of its subsidiaries, or any of their respective properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against TM or any of its subsidiaries; and (iii) TM and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. The TM Disclosure Letter contains a description of all actions, suits, proceedings, arbitrations, investigations, judgments, decrees, injunctions or orders pending, or to the best knowledge, threatened against or involving TM or any of its subsidiaries, or any of their respective properties or rights.

         5.9     Contracts.

                 (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which TM or any of its subsidiaries is a party that relates to or affects the assets or operations of TM or any of its subsidiaries or to which TM or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of TM or such subsidiary and in full force and effect (with respect to TM or such subsidiary), except for where the failure to be in full force and effect would not individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement





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may require the consent of third parties, as disclosed in the TM Disclosure
Letter, there are no existing defaults by TM or any of its subsidiaries thereunder or, to the knowledge of TM, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by TM or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                 (b) As of the date of this Agreement neither TM nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, (ii) joint venture, (iii) noncompetition or similar agreement that restricts TM or its subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of TM or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving TM of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000, (v) agreement with respect to any executive officer of TM or any subsidiary providing any term of employment or compensation guaranty, or
(vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         5.10    Employee Benefit Plans.

                 (a) TM has previously delivered to HD a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), policy or agreement that is maintained (all of the foregoing, the "TM Plans"), or is or was contributed to by TM or pursuant to which TM is still potentially liable for payments, benefits or claims. A copy of each TM Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and any Determination Letter issued by the IRS with respect thereto have heretofore been delivered to HD or its counsel. Neither TM nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with TM would be deemed a "single employer" within the meaning of

Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA) during the six calendar years preceding the date of this Agreement.

                 (b) Each of the TM Plans that are subject to ERISA is in substantial compliance with ERISA; each of the TM Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no event has occurred, and to TM's knowledge, there exists no condition or set of circumstances, in connection with which TM or any ERISA Affiliate is subject to liability (except liability for claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law.

                 (c) All contributions or other amounts payable by TM or its subsidiaries as of the Effective Time with respect to each TM Plan in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the Financial Statements of TM. There are no pending, or, to the best knowledge of TM threatened or anticipated claims (other than routine claim for benefits) by or on behalf of or against any of the TM Plans or any trusts related thereto.

                 (d) No TM Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of TM or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

         5.11 Taxes. For the purposes of this section and Section 6.11, the term "tax" shall include all taxes charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on TM or HD or any of their respective Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature, whatsoever. TM has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of it, any partnership or joint venture in which it holds a majority interest or for which it is responsible for filing tax returns, and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. TM has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither TM nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither TM nor any of its Tax Affiliates is delinquent in the payment of any material amount of tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested and remains in effect on the date hereof. TM's federal and state income tax returns for all years ending on or prior to December 31, 1991 have been audited (and such audits have been completed) or are no longer subject to audit by reason of the applicable statute of limitations. All years ended subsequent to such date have never been audited by the Internal Revenue Service or comparable state agencies.

         5.12 Compliance With Applicable Law. TM and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of TM and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to TM or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

         5.13 Subsidiaries. Exhibit 21.1 to TM's most recent Form 10-K included in the TM SEC Reports lists all the subsidiaries of TM as of the date of this Agreement and it indicates for each such subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries (i) are held by TM or one of such wholly-owned subsidiaries, (ii) are, in the case of corporate subsidiaries, fully paid and nonassessable, and (iii) are owned by TM or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

         5.14 Labor and Employment Matters. Except for instances which, individually or in the aggregate, would not have a Material Adverse Effect: (a) TM and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of TM, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of TM is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to TM or any of its subsidiaries or others asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against TM or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of TM or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on TM or any of its subsidiaries;
(f) neither TM nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; (g) there are no employees of TM who earned more than $100,000 in 1994 and no independent contractors utilized by TM who earned more than $100,000 from TM in 1994; and (h) in the event of termination of the employment of any of the current officers, directors, employees or agents of TM or any of its subsidiaries, neither TM, any of its subsidiaries, HD, any of its subsidiaries, the Surviving Corporation, will pursuant to any agreement or by reason of anything done prior to the Effective Time by TM or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, postemployment healthcare (other than pursuant to COBRA) or insurance benefits.

         5.15 Insurance. As of the date hereof, TM and each of its subsidiaries are insured by insurers reasonably believed by TM to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring TM or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by TM or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

         5.16 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. TM has made available to representatives of HD copies (or in the case where no written documentation exists, a summary of) all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) TM or any of its subsidiaries and
(b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

         5.17    Section 203 of the DGCL Not Applicable.  The provisions of
Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 6.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.

         5.18 Ownership of HD Shares. As of the date hereof, neither TM nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, HD Shares, which in the aggregate, represent ten percent (10%) or more of the outstanding HD Shares.

         5.19 TM Rights Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger the exercisability of any TM Rights under the TM Rights Plan or otherwise affect any TM Rights or obligations under the TM Rights Plan.

         5.20 No Dissenter's Rights. No holder of TM Shares shall have any rights to an appraisal or other remedy or any form of dissenter's rights under the DGCL by reason of the Merger or the other transactions contemplated by this Agreement.

         5.21 Corporate Records. The minute books of TM, which have been made available to HD or its representatives, fully and accurately show in all material respects all corporate action taken by TM's Board of Directors, all committees of TM's Board of Directors and TM's stockholders (including, without limitation, actions taken by written consent without a meeting) and contain true and complete copies or originals of the Certificate of Incorporation (and all amendments thereto) of TM, the Bylaws (as amended) of TM and the minutes of all meetings or consent actions of TM's Board of Directors, committees of TM's Board of Directors and TM's stockholders. As of the date of this Agreement, no resolutions material to TM or bylaws of TM have been passed, enacted, consented to or adopted by TM's Board of Directors, committees of TM's Board of Directors or TM's stockholders except as set forth in such minute books.

         5.22    TM Intellectual Property.

                 (a) TM has previously given to HD detailed information (including, where applicable, federal registration numbers and dates of registrations or applications for registration) concerning the following "TM Intellectual Property": (i) all of TM's trademarks, service marks, trade names, and other trade rights, indicating which are registered and which are not, including all pending applications for any registrations thereof, and all patents and copyrights used or proposed to be used by TM in its business and all pending applications therefor; (ii) all computer software presently used by TM which has been purchased or licensed from outside parties with a purchase price or license fee in excess of $5,000; and (iii) all other trade secrets, designs, plans, specifications and other intellectual property rights of TM (whether or not registered or registrable). TM has also identified any of such TM Intellectual Property that any third party owns and that TM uses or proposes to use in its business (including any marketing rights granted to TM under patents owned or licensed by third parties) and has specified whether such use is or will be pursuant to license, sublicense, agreement or permission. Except for instances which, individually or in the aggregate, would not have a Material Adverse Effect: (i) TM owns or possesses the right to use all TM Intellectual Property now used or proposed to be used in its business; (ii) TM has not received notice of nor has any reason to believe that TM's use of any of the TM Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any third party in or to such TM Intellectual Property or that any of such TM Intellectual Property was misappropriated from a third party; and (iii) TM has not disclosed any of the TM Intellectual Property other than in a manner reasonably that are in the aggregate necessary in any material respect for the operation of its business. TM has not granted any licenses of or other rights to use any of the TM Intellectual Property to any third party. The TM Intellectual Property comprises all of the intellectual property rights that are in the aggregate necessary for the operation of its business as presently conducted.

                 (b) TM's existing agreement with Adeza grants to TM valid and exclusive marketing rights in the United States, the territories and possessions of the United States and Canada with respect to the ELISA Test, the Membrane Test and the Rapid Assay Test.

         5.23 Opinion of Financial Advisor. TM has received the opinion of Robertson, Stephens & Company to the effect that, as of the date hereof, the exchange ratio set forth in Section 4.1(a) is fair to the holders of TM Shares.


                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF HD

         Each of the following representations and warranties is qualified by the disclosure letter (the "HD Disclosure Letter") delivered to TM immediately prior to the execution hereof, whether or not reference is made to the HD Disclosure Letter in such representation or warranty. Except as set forth in the HD Disclosure Letter or in the "HD SEC Reports" (as hereinafter defined) filed prior to the execution of this Agreement, HD represents and warrants to TM as follows:

         6.1 Organization. HD is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. HD is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Each current subsidiary of HD which is incorporated is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. HD has delivered to TM or its counsel complete and correct copies of its, and its current subsidiaries', Articles of Incorporation and Bylaws or other organizational documents.

         6.2 Capitalization. The authorized capital stock of HD consists of 25,000,000 shares of HD Common Stock, par value $.01 per share, and 3,000,000 shares of HD Preferred Stock, 750,000 shares of which have been designated as Series A Cumulative Convertible Preferred Stock and which have been redeemed, 250,000 shares of which have been designated as Series B Cumulative Preferred Stock and 300,000 shares of which have been designated as Series C Cumulative Preferred Stock (collectively, the "HD Preferred Stock"). As of the date hereof, 15,634,799 HD Shares were issued and outstanding and options to acquire 2,472,293 HD Shares (the "HD Stock Options") were outstanding under all stock option plans of HD ("HD Stock Option Plans"). The TM Stock Options and HD Stock Options are sometimes referred to collectively as the "Stock Options". There are no shares of HD Preferred Stock outstanding and 550,000 shares of HD Preferred Stock are reserved for issuance pursuant to rights ("HD Rights") granted under HD's Shareholder Rights Agreements (collectively, the "HD Rights Plans"). All of the issued and outstanding HD Shares are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of HD or any agreement to which HD or any of its subsidiaries is a party or by which it is bound. Since December 31, 1994, HD has not issued any shares of its capital stock, except upon the exercise of certain warrants held by Mellon Bank, stock options previously granted under HD Stock Option Plans or Stock Purchase Plan or upon conversion of the "Convertible Debentures" (as hereinafter defined). HD has reserved for issuance 272,576 HD Shares for issuance upon conversion of HD's 8% Convertible Subordinated Debentures Due December 31, 2001 (the "Convertible Debentures"). Except as set forth above and pursuant to HD employee benefit plans and as otherwise provided for in this Agreement and the Rights Plans, there are not now, and at the Effective Time there will not be, any shares of capital stock of HD issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating HD to issue, transfer or sell any shares of its capital stock. As of the date hereof, except for the Convertible Debentures, no Voting Debt of HD was issued or outstanding, nor will there be any issued or outstanding at the Effective Time. Except as provided in this Agreement, after the Effective Time, HD will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. All outstanding shares of the capital stock of HD's current subsidiaries have been validly issued and fully paid, and are non-assessable and owned by HD or one of its current subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trusts or other agreements or understandings to which HD is a party with respect to the voting of the capital stock of HD or any of its current subsidiaries. Except for any redemption of the Rights, none of HD or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of HD, or any of its current subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. All of the outstanding HD Shares are duly and validly issued, fully paid and nonassessable. None of the HD Shares or HD Preferred Stock have been issued in violation of any preemptive or other rights of HD's shareholders.

         6.3 Authority Relative to this Agreement. HD has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by HD and the consummation by HD of the transactions contemplated hereby have been duly authorized by HD's Board of Directors and, except for the approval of the holders of a majority of the outstanding HD Shares, no other corporate proceedings on the part of HD are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HD and constitutes a valid and binding agreement of HD, enforceable against HD in accordance with its terms.

         6.4 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state securities or blue sky laws, and the filing and recordation of a Certificate of Merger as required by the DGCL and a Certificate of Merger as required by the GBCC, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by HD of the transactions contemplated by this Agreement except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not, individually or in the aggregate, have a Material Adverse Effect. Neither the execution and delivery of this Agreement by HD, nor the consummation by HD of the transactions contemplated hereby, nor compliance by HD with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of HD or any of its current subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to creation of any lien, charge, security interest or encumbrance upon, any of the respective properties or assets of HD or any of its current subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation to which HD or any of its current subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to HD, any of its current subsidiaries, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not have a Material Adverse Effect.

         6.5 Reports and Financial Statements. HD has filed all reports required to be filed with the SEC pursuant to the Exchange Act since January 1, 1993 including, without limitation, an Annual Report on Form 10-K for the year ended December 31,

1994 (collectively, the "HD SEC Reports"), and has previously furnished or made available to TM true and complete copies of all such HD SEC Reports (including any amendments thereto) and will promptly deliver to TM any HD SEC Reports (including any amendments thereto) filed between the date hereof and the Effective Time. None of such HD SEC Reports, as of their respective dates (as amended through the date hereof), contained or with respect to HD SEC Reports filed after the date hereof, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the HD SEC Reports, in all material respects, present fairly the consolidated financial position of HD and its subsidiaries as of the respective dates thereof, and the results of operations and the cash flow of HD and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         6.6 Absence of Certain Changes or Events. Since December 31, 1994, neither HD nor any of its current subsidiaries has: (a) taken any of the actions set forth in Sections 7.1(b), 7.1(c) or 7.1(e) hereof; (b) incurred any material liability, except in the ordinary course of their business, consistent with past practices; (c) suffered changes, or any event involving a prospective change in the business, assets, financial condition or results of operations of HD or any of its current subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles or changes after the date hereof that reasonably should have been anticipated in light of specific disclosures in the HD Disclosure Letter); or (d) subsequent to the date hereof, except as permitted by Section
7.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

         6.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by HD to be included in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of HD and TM to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to TM) will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

         6.8 Litigation. As of the date of this Agreement, except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of HD, threatened against or involving HD and any of its subsidiaries, or any of their respective properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against HD and any of its subsidiaries; and (iii) HD and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. The HD Disclosure Letter contains a description of all actions, suits, proceedings, arbitrations, investigations, judgements, decrees, injunctions or orders pending, or to the best knowledge, threatened against or involving HD or any of its subsidiaries, or any of their respective properties or rights.

         6.9     Contracts.

                 (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which HD or any of its current subsidiaries is a party that relates to or affects the assets or operations of HD or any of its subsidiaries or to which HD or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of HD or such subsidiary and in full force and effect (with respect to HD or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the HD Disclosure Letter, there are no existing defaults by HD or any of its subsidiaries thereunder or, to the knowledge of HD, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse

Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by HD or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                 (b) As of the date of this Agreement neither HD nor any of its current subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, (ii) joint venture, (iii) noncompetition or similar agreement that restricts HD or its current subsidiaries, other than HIE, from engaging in a line of business, (iv) agreement with any executive officer or other employee of HD or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving HD of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000, (v) agreement with respect to any executive officer of HD or any subsidiary providing any term of employment or compensation guaranty, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         6.10    Employee Benefit Plans.

                 (a) HD has previously delivered to TM a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), policy or agreement that is maintained (all of the foregoing, the "HD Plans"), or is or was contributed to by HD or pursuant to which HD is still potentially liable for payments, benefits or claims. A copy of each HD Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and any Determination Letter issued by the IRS with respect thereto have heretofore been delivered to TM or its counsel. Neither HD nor any ERISA Affiliate, which together with HD would be deemed a "single employer" within the meaning of Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA) during the six calendar years preceding the date of this Agreement.

                 (b) Each of HD Plans that are subject to ERISA is in substantial compliance with ERISA; each of HD Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no event has occurred, and to HD's knowledge, there exists no condition or set of circumstances, in connection with which HD or any ERISA Affiliate is subject to liability (except liability for claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

                 (c) All contributions or other amounts payable by HD or its subsidiaries, other than HIE and HTI, as of the Effective Time with respect to each HD Plan in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the Financial Statements of HD. There are no pending, or, to the best knowledge of HD, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of HD Plans or any trusts related thereto.

                 (d) No HD Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of HD or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

         6.11 Taxes. HD has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of it and its Tax Affiliates. Such returns reports and other information are accurate and complete in all material respects. HD has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither HD nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither HD nor any of its Tax Affiliates is delinquent in the payment of any material amount of tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested and remains in effect on the date hereof. HD's federal and state income tax returns for all years ending on or prior to December 31, 1991 have been audited (and such audits have been completed) or are no longer subject to audit by reason of the applicable statute of limitations. All years ended subsequent to such date have never been audited by the Internal Revenue Service or comparable state agencies.

         6.12 Compliance With Applicable Law. HD and each of its current subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of HD and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to HD or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

         6.13 Subsidiaries. Exhibit 21.1 to HD's most recent Form 10-K included in HD SEC Reports lists all the current corporate subsidiaries of HD as of the date of this Agreement (except that HTI is no longer a subsidiary) and it indicates for each such subsidiary as of such date the jurisdiction of incorporation or organization. All of the shares of capital stock or other equity interests of each of the corporate subsidiaries, other than HTI as of the date hereof and HIE as of the Effective Time, (i) are held by HD or one of such wholly-owned subsidiaries, (ii) are, in the case of corporate subsidiaries, fully paid and nonassessable, and (iii) are owned by HD or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

         6.14 Labor and Employment Matters. Except for instances which, individually or in the aggregate, would not have a Material Adverse Effect: (a) HD and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, IRCA, WARN, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of HD, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of HD is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to HD or any of its subsidiaries or others asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against HD or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of HD or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on HD or any of its subsidiaries;
(f) neither HD nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; (g) there are no employees of HD who earned more than $100,000 in 1994, and no independent contractors utilized by HD who earned more than $100,000 in 1994; and (h) in the event of termination of the employment of any officers, directors, employees or agents of HD or any of its subsidiaries, neither HD, any of its subsidiaries, TM, any of its subsidiaries, the Surviving Corporation, will pursuant to any agreement or by reason of anything done prior to the Effective Time by HD or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, postemployment healthcare (other than pursuant to COBRA) or insurance benefits.

         6.15 Insurance. As of the date hereof, HD and each of its current corporate subsidiaries are insured by insurers reasonably believed by HD to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring HD or any of its current subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by HD or any of its current subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

         6.16 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. HD has made available to representatives of TM copies (or in the case where no written documentation exists, a summary of) all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) HD or any of its current subsidiaries, and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

         6.17 Section 14-2-1110 of the GBCC Not Applicable. The provisions of Section 14-2-1110 of the GBCC will not, prior to the termination of this Agreement and the transactions contemplated hereby, assuming the accuracy of the representations contained in Section 5.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the transactions contemplated hereby.

         6.18 Ownership of TM Shares. As of the date hereof, neither HD nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, TM Shares, which in the aggregate, represent ten percent (10%) or more of the outstanding TM Shares.

         6.19 HD Rights Plans. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger the exercisability of any HD Rights under the HD Rights Plans or otherwise affect any HD Rights or obligations under the HD Rights Plans.

         6.20 No Dissenter's Rights. No holder of HD Shares shall have any rights to an appraisal or other remedy or any form of dissenter's rights under the GBCC by reason of the Merger or the other transactions contemplated by this Agreement.

         6.21 Corporate Records. The minute books of HD, which have been made available to TM or its representatives, fully and accurately show in all material respects all corporate action taken by HD's Board of Directors, all committees of HD's Board of Directors and HD's shareholders (including, without limitation, actions taken by written consent without a meeting) and contain true and complete copies or originals of the Articles of Incorporation (and all amendments thereto) of HD, the Bylaws (as amended) of HD and the minutes of all meetings or consent actions of HD's Board of Directors, committees of HD's Board of Directors and HD's shareholders. As of the date of this Agreement, no resolutions material to HD or bylaws of HD have been passed, enacted, consented to or adopted by HD's Board of Directors, committees of HD's Board of Directors or HD's shareholders except as set forth in such minute books.

         6.22 HD Intellectual Property. HD has previously given to TM detailed information (including, where applicable, federal registration numbers and dates of registrations or applications for registration) concerning the following "HD Intellectual Property": (a) all of HD's trademarks, service marks, trade names, and other trade rights, indicating which are registered and which are not, including all pending applications for any registrations thereof, and all patents and copyrights used or proposed to be used by HD in its business and all pending applications therefor; (b) all computer software presently used by HD which has been purchased or licensed from outside parties with a purchase price or license fee in excess of $5,000; and (c) all other trade secrets, designs, plans, specifications and other intellectual property rights of HD (whether or not registered or registrable). HD has also identified any of such HD Intellectual Property that any third party owns and that HD uses or proposes to use in its business (including any marketing rights granted to HD under patents owned or licensed by third parties) and has specified whether such use is or will be pursuant to license, sublicense, agreement or permission. Except for instances which, individually or in the aggregate, would not have a Material Adverse Effect: (i) HD owns or possesses the right to use all HD Intellectual Property now used or proposed to be used in its business; (ii) HD has not received notice of nor has any reason to believe that HD's use of any of HD Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any third party in or to such HD Intellectual Property or that any of such HD Intellectual Property was misappropriated from a third party; and (iii) HD has not disclosed any of HD Intellectual Property other than in a manner reasonably necessary for the operation of its business. HD has not granted any licenses of or other rights to use any of HD Intellectual Property to any third party. HD Intellectual Property comprises all of the intellectual property rights that are in the aggregate necessary in any material respect for the operation of its business as it is presently conducted.

         6.23 Opinion of Financial Advisor. HD has received the opinion of Needham & Company, Inc. to the effect that, as of the date hereof, the exchange ratio set forth in Section 4.1(b) is fair to the holders of HD Shares.

         6.24 HIE Spinoff Registration Statement. The registration statement filed with the SEC relating to the spinoff of HIE common stock to HD shareholders ("HIE Spinoff") will not, at the time it becomes effective and on the effective date of the HIE Spinoff, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

         7.1 Conduct of Business by HD and TM Pending the Merger. Except as set forth on Schedule 7.1 hereto and except as consented to in writing by the other party after the date hereof, during the period from the date of this Agreement and continuing until the Effective Time:

                 (a) The respective businesses of HD and its subsidiaries and TM and its subsidiaries shall be conducted only in the ordinary course of business and consistent with past practices.

                 (b) Neither HD nor TM or their respective subsidiaries shall (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or Articles of Incorporation or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries.

                 (c) Neither HD or any of its subsidiaries nor TM or any of its subsidiaries shall (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued shares of HD Common Stock or TM Common Stock, as the case may be, reserved for issuance upon the exercise of the stock options, stock purchase plans, the Convertible Debentures or warrants described in Section 5.2 or
Section 6.2 hereof; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise,become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a wholly owned subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to wholly owned subsidiaries, other than in the ordinary course of business and consistent with past practices; or (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties.

                 (d) Each of HD and TM shall use its best efforts to preserve intact the business organization of HD and its subsidiaries on the one hand and TM and its subsidiaries on the other hand to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this representation shall be deemed to have occurred if a failure to comply with this Section 7.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any "Acquisition Proposals" (as defined in Section 8.2 below) made to HD or TM or the public announcement thereof or, to the extent set forth on Schedule 7.1, as a result of the purchase of any unincorporated subsidiary of HD or S corporation or unincorporated subsidiary of TM or any equity interest therein.

                 (e) Neither HD, TM nor any of their respective subsidiaries shall knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code.

                 (f) Neither HD, TM nor any of their respective subsidiaries shall fail to use all reasonable efforts to take or omit to take any action or agree, in writing or otherwise, to take or omit to take any action which would make any representation or warranty of HD or TM, as applicable, herein untrue or incorrect in any material respect.

                 7.2      Compensation Plans.  Except as set forth in Schedule
7.2 hereto, during the period from the date of this Agreement and continuing until the Effective Time, each of HD and TM agrees as to itself and its subsidiaries that it will not, without the prior written consent of the other party hereto (except as otherwise required by applicable law or pursuant to existing contractual arrangements) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between HD or TM, as applicable, and one or more of its officers, directors or employees, in each case so as to materially increase benefits thereunder (collectively, "Compensation Plans"),
(b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

         7.3 Current Information. From the date of this Agreement to the Effective Time, each of HD and TM will cause one or more of its designated representatives to confer on a regular and frequent basis (not less frequently than semimonthly) with representatives of the other and to report the general status of its ongoing operations and to deliver to the other (not less frequently than monthly) unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders equity and cash flow for the period since the last such report. Each of HD and TM will promptly notify the other of any material change in the normal course of business or in its or its subsidiaries' properties.

         7.4 Legal Conditions to Merger. Each of HD and TM shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) to result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 9.1(e). Each of HD and TM will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

         7.5     Affiliates.

                 (a) At least 15 days prior to the mailing of the Proxy Statement to stockholders of HD and TM, HD shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of HD and TM, "affiliates" of HD for purposes of Rule 145 under the Securities Act. HD shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to Newco by the time of the mailing of the Proxy Statement a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Newco Shares to be received by such person in the Merger to dispositions permitted by Rule 145. Certificates surrendered for exchange by any person constituting an "affiliate" of HD within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for Newco Shares pursuant to Section 4.2 until Newco has received such agreement described in the preceding sentence.

                 (b) At least 15 days prior to the mailing of the Proxy Statement to stockholders of HD and TM, TM shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of HD and TM, "affiliates" of TM for purposes of Rule 145 under the Securities Act. TM shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to Newco by the time of the mailing of the Proxy Statement a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Newco Shares to be received by such person in the Merger to dispositions permitted by Rule 145. Certificates surrendered for exchange by any person constituting an "affiliate" of TM within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for Newco Shares pursuant to Section 4.2 until Newco has received such agreement described in the preceding sentence.

                 (c)      The affiliates agreements referred to in this Section
7.5 shall also provide for certain demand registration or piggy back registration rights in favor of such affiliates as described on Exhibit C hereto.

         7.6 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. TM and HD shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state of federal government entity in connection with this Agreement or the transactions contemplated hereby.

         7.7 Accounting Methods. Neither TM nor HD shall change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors. Neither TM nor HD shall change its fiscal year.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

         8.1     Access and Information.

                 (a) HD and TM and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to tax returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

                 (b) All information furnished by HD to TM or furnished by TM to HD pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated as of February 11, 1994, between HD and TM (the "Confidentiality Agreement") and the confidentiality provisions contained in such Confidentiality Agreement shall survive the termination of this Agreement.

         8.2 Acquisition Proposals. Each of HD and TM and their respective subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives ("affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or except to the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by independent counsel, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing ten percent (10%) or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Each of HD and TM will notify the other promptly orally and in writing if any such Acquisition Proposals (including the terms thereof and identity of the persons making such proposals) are received and furnish to the other party hereto a copy of any written proposal.

         8.3 Registration Statement. As promptly as practicable, Newco shall prepare and file with the SEC the Registration Statement and use its best efforts to have the Registration Statement declared effective. Newco shall also use its best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Newco Shares pursuant hereto. HD and TM shall each furnish Newco with all information concerning HD and TM, as the case may be, and their respective stockholders and shall take such other action as Newco may reasonably request in connection with such Registration Statement and issuance of Newco Shares.

         8.4 Proxy Statements; Stockholder Approvals. TM and HD, acting through their respective Boards of Directors, shall, in accordance with applicable law and their Certificate or Articles of Incorporation and Bylaws:

                 (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of their respective stockholders for the purpose of voting to approve and adopt this Agreement and shall use their respective best efforts, except to the extent the Board of Directors reasonably believe is otherwise required by its fiduciary duty, to obtain such stockholders approval;

                 (b) except to the extent the Board of Directors reasonably believes is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of the TM, on the one hand, and of HD on the other hand, and include in the Proxy Statement such recommendations, and take all lawful action to solicit such approvals; and

                 (c) as promptly as practicable, prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to their respective stockholders. At the stockholders' meeting of HD, TM shall vote or cause to be voted in favor of approval and adoption of this Agreement all HD Shares which it beneficially owns at such time. At the stockholders' meeting of TM, HD shall vote or cause to be voted in favor of approval and adoption of this Agreement all TM Shares which it beneficially owns at such time. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance satisfactory to TM and HD.

         8.5 NASDAQ/NM. Newco shall take such action to apply for listing of the Newco Shares to be issued pursuant to the Merger on the Nasdaq National Market and shall use its best efforts to obtain prior to the Effective Time approval for the listing of the Newco Shares subject to official notice of issuance.

         8.6 Antitrust Laws. As promptly as practicable, HD and TM shall make all filings and submissions under the HSR Act as may be required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 8.1 hereof, HD will furnish to TM, and TM will furnish to HD, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 8.1 hereof, HD will provide to TM's designated outside counsel, as reasonably requested, and TM will provide to HD's designated outside counsel, as reasonably requested, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

         8.7 Employee Benefit Plans. Each of HD and TM hereby confirms to Newco that all Stock Options which are not fully vested as of the date of this Agreement provide for acceleration of vesting or exercisability upon the Merger, and TM and HD agree not to take any action to prevent such acceleration of vesting pursuant to the terms of such Stock Options.

         8.8 Stock Options. As of the Effective Time, Newco shall assume the Options Plans of each of TM and HD and the Stock Options outstanding under such plans as of the Effective Time (the "Assumed Option"). Each Assumed Option shall be exercisable for the number of Newco Shares equal to the number of TM or HD shares subject to such option prior to the Effective Time, at the exercise price per Newco Share equal to the exercise price per TM or HD share applicable to such Assumed Option immediately prior to the Effective Time (without taking into account any anti-dilution formula); provided, however, that in the case of any Employee Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, each Assumed Option shall continue to have and be subject to the same terms and conditions as were applicable to such option immediately prior to the Effective Time except that each such Assumed Option held by an optionee who continues his service with TM or HD up to the Effective Time shall be exercisable for all of shares subject to such option as fully-vested Newco Shares. Any repurchase rights of TM and HD with respect to (y) unvested TM and HD shares previously issued upon exercise of options granted under the Option Plans or (z) unvested Newco Shares issuable upon exercise of the Assumed Options, shall not be assigned to Newco. Newco agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to any registration statements on Form S-8 covering its stock options to register the Newco Shares issuable upon exercise of the Assumed Options, and at or prior the Effective Time, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of the Assumed Options. The consummation of the Merger shall not of itself be treated as a termination of an optionee's service with TM or HD for purposes of the Assumed Options or the Option Plans.

         8.9 Convertible Debentures. As of the Effective Time, each of the Convertible Debentures which is outstanding both as of the date hereof and at the Effective Time shall be assumed by Newco by execution and delivery of a supplemental indenture, pursuant to which Newco shall agree to issue Newco Shares upon conversion of the Convertible Debentures in accordance with the terms hereof.

         8.10    Indemnification and Insurance.

                 (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of TM or HD (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time, arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 8.10 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that in the opinion of counsel for the Indemnified Parties two or more of such Indemnified Parties have conflicting interest in the outcome of such action.

                 (b) The Surviving Corporation shall keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

                 (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties (who are currently covered in their capacities as officers and directors by the existing officers's and directors' liability insurance policies of TM or HD) with respect to Claims arising from facts or which occurred on or before the Effective Time on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of three times the larger of the current annual premium paid by TM and HD, respectively, for its coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                 (d) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in Section 8.10(a).

                 (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation, under the DGCL or otherwise. The Provisions of this Section 8.10 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

         8.11 Public Announcements. So long as this Agreement is in effect, TM, on the one hand, and HD, on the other hand, agree that they will each obtain the approval of the other party prior to issuing any press release and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

         8.12 Expenses. In the event the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be assumed and paid by the Surviving Corporation. In the event the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as provided by Article X and except that TM and HD shall share equally: (i) the expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement; and (ii) all organizational costs and expenses incurred by Newco in connection with the transactions contemplated hereunder.

         8.13    Governance.

                 (a) Immediately prior to the Effective Time, the Board of Directors of Newco shall take all actions necessary to implement the provisions of this Section 8.13 and to cause the full Board of Directors of the Surviving Corporation as and immediately after the Effective Time to consist of ten members including (i) Parker H. Petit and four additional directors who shall be designated by HD (together with any replacement directors appointed by the Board of Directors of HD pursuant to Section 8.13(c) hereof, the "HD Directors"); and (ii) Robert F. Byrnes and four additional directors who shall be designated by TM (together with any replacement directors appointed by the Board of Directors of TM pursuant to Section 8.13(c) hereof, the "TM Directors").

                 (b) The terms of the Original Directors shall expire as follows: (i) the terms of a HD Director other than Parker H. Petit and a TM Director other than Robert F. Byrnes, shall expire at the 1996 Annual Meeting;
(ii) the terms of two HD Directors other than Parker H. Petit and two TM Directors other than Robert F. Byrnes, shall expire at the 1997 Annual Meeting; and (iii) the terms of Parker H. Petit, Robert F. Byrnes, and each of the remaining two (2) Original Directors shall expire at the 1998 Annual Meeting. Consistent with the foregoing, the Board of Directors of HD shall designate the term of each HD Director and the Board of Directors of TM shall designate the term of each TM Director.

                 (c) If any of the TM Directors are unable or unwilling to serve as a director of the Surviving Corporation, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of TM. If any of the HD Directors are unable or unwilling to serve as a director of the Surviving Corporation, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of HD. Each of the directors of each of the constituent corporations has agreed to take such individual action as may be necessary on such director's part, including resignation, to cause compliance with the provisions of this Section 8.13.

                 (d) For a period of three years following the Effective Time and continuing through the 1998 Annual Meeting of Stockholders of the Surviving Corporation, any vacancy on the Board of Directors of the Surviving Corporation arising among the TM Directors shall be filled or selected by a majority vote of the remaining TM Directors, and any vacancy arising among the HD

Directors shall be filled or selected by a majority vote of the remaining HD Directors.

                 (e) Immediately prior to the Effective Time, the Board of Directors of Newco shall take all action necessary to establish four committees of the Board of Directors of the Surviving Corporation, which committees shall consist of an executive committee (the "Executive Committee"), an audit committee (the "Audit Committee"), a compensation and stock option committee (the "Compensation Committee") and a nominating committee (the "Nominating Committee").

                 (i) The Executive Committee shall consist of six members. In addition to such powers as may be delegated to it from time to time by the Surviving Corporation's Board of Directors, the Executive Committee shall: resolve any differences, disagreements or issues presented to the Executive Committee for consideration by the "Transition Committee" (as hereinafter defined); act in the absence of the full Board of Directors of the Surviving Corporation as deemed necessary and appropriate and as permitted by applicable law; keep the full Board of Directors of the Surviving Corporation apprised of Executive Committee activities and decisions; and conduct detailed review and evaluation of the annual budget prior to submission to the full Board of Directors of the Surviving Corporation. The Executive Committee shall meet no less frequently than monthly for the first six months following the Effective Time to review progress, issues and problems in-depth, and thereafter as specified in the Bylaws of the Surviving Corporation, with special meetings to be called at the direction of the Chairman of the Board, Chief Executive Officer or any member of the Executive Committee. The initial Chairman of the Executive Committee shall be Parker H. Petit, and the other initial members of the Executive Committee shall be Robert F. Byrnes, two HD Directors designated by the Board of Directors of HD and two TM Directors designated by the Board of Directors of TM. In all matters brought before the Executive Committee by the Transition Committee for resolution by the Executive Committee, Parker H. Petit and Robert F. Byrnes shall act as ex officio non-voting members.

                 (ii)     The Audit Committee shall consist of four members.
         In addition to such powers as may be delegated to it from time to time by the Surviving Corporation's Board of Directors, the Audit Committee shall: recommend outside accountants for approval by the full Board of Directors and the stockholders of the Surviving Corporation; meet with the Surviving Corporation's outside auditors and the Surviving Corporation's Chief Financial Officer and their respective staffs to review and evaluate accounting and control systems, issues and related matters; meet independently with the Surviving Corporation's auditors and Chief Financial Officer to discuss the accuracy and integrity of the Surviving Corporation's financial reporting management information and control systems, and any other appropriate issues; and address any other matters which are appropriate for the Audit Committee's review or involvement. The Audit Committee shall meet no less frequently than twice per year, with special meetings to be called at the direction of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, outside auditors, any member of the Audit Committee or any member of the Surviving Corporation's Board of Directors. The initial members of the Audit Committee shall be two non-employee TM Directors designated by the Board of Directors of TM and two non-employee HD Directors designated by the Board of Directors of HD. The Chairman of the Audit Committee shall be selected by a majority vote of the committee.

                 (iii) The Compensation Committee shall consist of six members. In addition to such powers as may be delegated to it from time to time by the Surviving Corporation's Board of Directors, the Compensation Committee shall: review and approve salaries for all corporate officers; review and approve all incentive and special compensation plans and programs, including stock options and related longer term incentive compensation programs; review and approve management succession planning; conduct special competitive compensation studies and retain compensation consultants as deemed necessary and appropriate; and recommend appropriate programs and actions on any of the above matters to the full Board of Directors of the Surviving Corporation for their review and approval. The Compensation Committee shall meet no less frequently than twice per year, with special meetings to be called at the direction of the Chairman of the Board, Chief Executive Officer, or any member of the Compensation Committee. The initial members of the Compensation Committee shall be two non-employee HD Directors designated by the Board of Directors of HD and two non-employee TM Directors designated by the Board of Directors of TM. Parker H. Petit and Robert F. Byrnes shall serve as ex officio non-voting members of the Compensation Committee. The Chairman of the Compensation Committee shall be selected by a majority vote of the committee.

                 (iv) The Nominating Committee shall consist of four members. In addition to such powers as may be delegated to it from time to time by the Surviving Corporation's Board of Directors, the Nominating Committee shall to the extent not inconsistent with Section 8.13(c) or (d): identify, screen and recommend candidates for appointment to the Board of Directors of the Surviving Corporation, for consideration by the full Board of Directors of the Surviving Corporation and by the stockholders of the Surviving Corporation; and establish compensation and retirement policies for members of the Board of Directors of the Surviving Corporation. The Nominating Committee shall meet no less frequently than once per year, with special meetings to be called at the direction of any member of the Nominating Committee. The initial Chairman of the Nominating Committee shall be Robert F. Byrnes. The other initial members shall be Parker H. Petit, a TM Director designated by the Board of Directors of TM and a HD Director designated by the Board of Directors of HD.

For a period of three years following the Effective Time, any vacancies on a committee of the Surviving Corporation's Board of Directors shall be filled in accordance with Section 8.13(d) as if such Section referenced such committee instead of the Surviving Corporation's Board of Directors. In accordance with the Surviving Corporation's Bylaws, each of the committees named herein may act only by affirmative vote of a majority of the authorized number of members of such committee.

                 (f) Immediately prior to the Effective Time, the Board of Directors of Newco shall take all actions necessary to cause the principal executive officers of the Surviving Corporation to be as follows:

         Name                     Office
         ----                     ------
   Parker H. Petit            Chairman of the Board
   Robert F. Byrnes           President and Chief Executive Officer
   Frank Powers               Executive Vice President -
                              Provider Operations
   Terry P. Bayer             Executive Vice President - Managed Care Operations
   Donald R. Millard          Senior Vice President and Chief Financial Officer
   J. Brent Burkey            Senior Vice President and General Counsel

         8.14 Name Change. The Boards of Directors of TM and HD shall use their best efforts prior to the Effective Time to agree upon a new name for the Surviving Corporation. If the Boards of Directors of TM and HD have not agreed on a new name for the Surviving Corporation prior to the Effective Time, the Board of Directors of the Surviving Corporation shall select a new name following the Merger and the name change of the Surviving Corporation shall be effected by forming a wholly owned subsidiary of the Surviving Corporation, having the new name and no significant operations, assets or liabilities, and causing such subsidiary to be merged with and into the Surviving Corporation in accordance with Section 253(b) of the DGCL.

         8.15 Certain Benefits.

                 (a) From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms all benefits accrued at the Effective Time under the TM Plans and HD Plans, including any rights to payments and benefits under the agreements and arrangements listed on Schedule
8.15 attached hereto and shall grant all TM and HD employees from and after the Effective Time credit for all service with TM and/or HD and their respective affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized under the benefit plan in question; provided, however, that the granting of such services shall not result in a duplication of benefits provided to employees who become employees of the Surviving Corporation. To the extent any such benefit plans provide medical or dental welfare benefits after the Effective Time, such benefit plans shall waive any preexisting condition exclusions and waiting periods for plan participation unless the employee was subject to one or more preexisting condition exclusions in the TM or HD Plan, and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the benefit plans of the Surviving Corporation for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                 (b) Except as provided in the next sentence, TM and HD intend that the obligations and rights created hereunder (including, without limitation, any rights or obligations created by Section 8.15(a)) are only for the benefit of TM and HD. This Agreement shall not be construed to create any rights or benefits for any third party beneficiaries and shall not in any event create any rights or benefits for employees or former employees of HD or TM) except as referenced in Section 11.7, and except that the parties to the agreements and arrangements listed on Schedule 8.15 shall be entitled to enforce such agreements against the Surviving Corporation.

         8.16 Transition Committee. Upon the execution and delivery of this Agreement, HD and TM will establish a committee (the "Transition Committee") for the purposes of and with the membership outlined in Schedule 8.16 attached hereto. A consultant (the "Consultant") shall serve as the consultant to HD, TM and the Transition Committee following the execution hereof and thereafter until the conclusion of the "Transition Period" (as hereinafter defined). The Consultant shall be designated by agreement of HD and TM. If HD and TM do not reach agreement on selection of the Consultant on or before October 17, 1995, the Consultant shall be selected by a committee (the "Designation Committee") consisting of a non-employee director of HD designated by HD and a non-employee director of TM designated by TM. On or before October 17, 1995, each of HD and TM shall nominate an individual and the Designation Committee shall interview each of the nominees in person or by telephone and shall then make its decision on or before October 23, 1995. Prior to the Effective Time the Transition Committee shall deliver a written report to the Boards of Directors of HD and TM that specifically identifies savings to be achieved by the Surviving Corporation in the one-year period following the Effective Time (the "Transition Period"). The Transition Committee shall survive the Merger and will thereafter continue as a committee of the Surviving Corporation to report directly to the Board of Directors of the Surviving Corporation at each regular or special meeting thereof for a period of nine months following the date hereof, unless extended or earlier terminated by the Board of Directors of the Surviving Corporation.

         8.17 Amendment of HD Rights Plans. HD shall authorize and execute appropriate amendments to the HD Rights Plans so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger the exercise of any HD Rights under the HD Rights Plans or otherwise affect any HD Rights or obligations under the HD Rights Plans except as provided in Section 4.1(b) hereof.

         8.18 HIE Spinoff. HD shall use its reasonable best efforts to consummate the HIE Spinoff prior to the scheduled closing of the Merger.

         8.19 Amendment of HD Rights Plans. HD shall authorize and execute appropriate amendments to the HD Rights Plans so that neither the execution and delivery of this Agreement nor the transactions contemplated hereby will trigger the exercise of any HD Rights under the HD Rights Plans or otherwise affect any HD Rights or obligations under the HD Rights Plans, except as provided in Section 4.1(b) hereof.


                                   ARTICLE IX

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by both HD and TM:

                 (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.

                 (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of TM and the stockholders of HD in accordance with applicable law.

                 (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Certificate of Merger with the Secretary of State of Georgia, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries (including any licensing or nursing certificates required to do business in one or more states or local jurisdictions), taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. Newco shall have received all state securities or blue sky permits and other authorizations necessary to issue the Newco Shares in exchange for the Shares and to consummate the Merger.

                 (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon TM or its subsidiaries or HD or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                 (f) Newco shall have caused the Board of Directors and committees of Newco to be selected pursuant to, and the officers of Newco to be as set forth in, Section 8.13.

                 (g) The Newco Shares to be issued in the Merger shall have been approved for listing on the Nasdaq National Market subject to official notice of issuance.

                 (h) TM, Inc., a California corporation, shall have been merged into TM.

                 (i) At least twenty (20) days prior to the Effective Time, HD shall have consummated the HIE Spinoff in all material respects in conformity with the description thereof contained in the preliminary prospectus contained in the registration statement filed with the SEC on September 1, 1995.

         9.2 Conditions to Obligations of HD to Effect the Merger. The obligation of HD to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by HD:

                 (a) TM shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of TM contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and HD shall have received a certificate of the Chairman of the Board, the President or an Executive Vice President of TM as to the satisfaction of this condition.

                 (b) HD shall have received an opinion of Troutman Sanders LLP, counsel to HD, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that TM and HD will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, HD shall have received the opinion, dated the Closing Date, of Morrison & Foerster, counsel for TM, covering the matters set forth in Schedule 9.2(b).

                 (c) TM shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                 (d) HD shall have received from Ernst & Young, LLP, letters dated (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding TM, in each case in form and substance customary in transactions of the nature of the Merger and reasonably satisfactory to HD.

         9.3 Conditions to Obligations of TM to Effect the Merger. The obligations of TM to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by TM:

                 (a) HD shall have performed in all material respects its obligations under this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of HD contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and TM shall have received a Certificate of the Chairman of the Board, the President or a Senior Vice President of HD as to the satisfaction of this condition.

                 (b) HD shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of HD or any subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                 (c) TM shall have received the opinion of Morrison & Foerster, counsel to TM, dated the Closing Date and addressed to TM, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the

Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that TM and HD will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In addition, TM shall have received the opinion, dated the Closing Date, of Troutman Sanders LLP, counsel for HD, covering the matters set forth in
Schedule 9.3(c).

                 (d) TM shall have received from KPMG Peat Marwick, LLP, letters dated (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding HD, in each case in form and substance customary in transactions of the nature of the Merger and reasonably satisfactory to TM.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of HD or TM:

                 (a)      By mutual written consent of TM and HD;

                 (b) By TM or HD if the Merger shall not have been consummated on or before May 1, 1996;

                 (c) By HD, upon a breach by TM of (i) any representation or warranty which would have or would be reasonably likely to have a Material Adverse Effect on TM or (ii) any material covenant or agreement set forth in this Agreement, which breach is not curable or, if curable, is not cured within the earlier to occur of twenty (20) days after written notice of such breach is given by HD to TM or the Closing;

                 (d) By TM, upon a breach by HD of (i) any representation or warranty which would have or would be reasonably likely to have a Material Adverse Effect on HD or (ii) any material covenant or agreement set forth in this Agreement, which breach is not curable or, if curable, is not cured within the earlier to occur of twenty (20) days after written notice of such breach is given by TM to HD or the Closing;

                 (e) By TM if the Board of Directors of HD shall have withdrawn or modified in a manner adverse to TM its approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same, provided however that TM may not terminate this Agreement pursuant to this clause (e), if, as a result of HD's receipt of an Acquisition Proposal from a third party, HD withdraws, modifies or amends its approval or recommendation of the transactions contemplated hereby and if HD publicly reconfirms its recommendation of the transactions contemplated hereby and notifies TM of such reconfirmation prior to termination of this Agreement by TM pursuant to this clause;

                 (f) By HD if the Board of Directors of TM shall have withdrawn or modified in a manner adverse to HD its approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same, provided however that HD may not terminate this Agreement pursuant to this clause (f), if, as a result of TM's receipt of an Acquisition Proposal from a third party, TM withdraws, modifies or amends its approval or recommendation of the transactions contemplated hereby and if TM publicly reconfirms its recommendation of the transactions contemplated hereby and notifies HD of such reconfirmation prior to termination of this Agreement by HD pursuant to this clause;

                 (g) By either TM or HD if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or take any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable;

                 (h) By either TM or HD upon written notice to the other party if any approval of the stockholders of TM or of HD required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

                 (i) By HD, if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of HD shall have determined in good faith that in the exercise of its fiduciary duties to the shareholders of HD that HD must recommend or approve such Acquisition Proposal; provided that HD may only terminate this Agreement pursuant to this clause if it is not then otherwise in breach of this Agreement and provided further that HD may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to TM the termination fee provided for in Section 10.3; or

                 (j) By TM, if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of TM shall have determined in good faith that in the exercise of its fiduciary duties to the stockholders of TM that TM must recommend or approve such Acquisition Proposal; provided that TM may only terminate this Agreement pursuant to this clause if it is not then otherwise in breach of this Agreement and provided further that TM may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to HD the termination fee provided for in Section 10.3.

         10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and there shall be no liability or obligation on the part of either TM or HD or their respective officers or directors (except as set forth in Section 8.1 hereof and except for Sections 8.12 and 10.3 hereof which shall survive the termination). Except as otherwise provided in Section 10.3(c), nothing contained in this Section 10.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

         10.3    Cancellation Fee; Expenses.

                 (a) If with respect to either TM or HD (each a "Subject Company"), (i) after the date hereof any third party shall have become the beneficial owner of ten percent (10%) or more of the shares of Common Stock of the Subject Company outstanding at the time of such acquisition (other than acquisitions for bona fide arbitrage purposes only); (ii) the Subject Company shall have entered into an agreement, including without limitation an agreement in principle, with respect to an Acquisition Proposal, other than the acquisition contemplated by this Agreement; (iii) any third party shall solicit and obtain proxies or consents from the Subject Company's stockholders representing a majority of the outstanding shares of Common Stock of the Subject Company with respect to an acquisition of control of the Subject Company (other than solicitations relating to this Agreement) or with respect to a stockholder proposal aimed at preventing or recommending against consummation of this Agreement or any related transaction and such third party shall successfully use such proxies or consents to acquire control of the Subject Company or to defeat the Merger and the Subject Company shall enter into an agreement, including without limitation, an agreement in principle with respect to an Acquisition Proposal within six months thereafter; or (iv) the Subject Company shall breach any of the provisions of Section 8.2 above or shall recommend or approve an Acquisition Proposal pursuant to Section 8.2 and, in either case, this Agreement is terminated pursuant to Section 10.1(c),
Section 10.1(d), Section

10.1(e), Section 10.1(f), Section 10.1(i) or Section 10.1(j); then such Subject Company ("Payor Company") shall pay to the other Subject Company ("Receiving Company") a fee in cash or immediately available funds of Five Million Five Hundred Thousand Dollars ($5,500,000) (the "Cancellation Fee"); provided, however, that no such Cancellation Fee shall be payable with respect to clauses
(i) through (iii) above if the applicable event otherwise triggering the Cancellation Fee occurs after this Agreement has been terminated pursuant to
Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(g) or Section 10.1(h) hereof.

                 (b) The Payor Company shall pay to the Receiving Company the Cancellation Fee provided in Section 10.3(a) above within ten (10) days of written demand therefor by the Receiving Company. The payment of the Cancellation Fee shall be conditioned on there being no material breach of the obligations of the Receiving Company hereunder. If the Payor Company fails to pay any amount due the Receiving Company pursuant to this Section 10.3 when due, the Payor Company shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto (the "Prime Rate") and shall reimburse the Receiving Company for all reasonable attorneys' fees and other costs and expenses incurred by the Receiving Company in collecting such amount from the Payor Company.

                 (c) Notwithstanding anything herein to the contrary, payment of the Cancellation Fee as provided in subsections (a) and (b) of this
Section 10.3 and payment of the Expense Reimbursement Payment as provided in
Section 10.3(d), when required, shall constitute full settlement of any and all liabilities and obligations of the Payor Company under this Agreement, except for liabilities arising from the fraud or willful misconduct of the Payor Company.

                 (d) In the event that either HD or TM terminates this Agreement pursuant to, respectively, Section 10.1(c) or Section 10.1(d) hereof, then the nonterminating party shall pay to the terminating party One Million Dollars ($1,000,000) representing full payment of the terminating party's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement ("Expense Reimbursement Payment"); provided, however, that the terminating party shall not be entitled to any Expense Reimbursement Payment pursuant to this Section 10.3(d) if at the time of termination the nonterminating party also would have been entitled to terminate this Agreement pursuant to Section 10.1(c) or Section 10.1(d), as applicable. In addition, if the stockholders of TM or HD fail to approve the merger and this Agreement is terminated by HD or TM pursuant to Section 10.1(h), then the party whose stockholders have so failed to approve the Merger shall pay to the other party hereto the Expense Reimbursement Payment; provided, however, that no such Expense Reimbursement Payment shall be due under this sentence if the stockholders of the party which would have otherwise been entitled to such Expense Reimbursement Payment have previously failed to approve the Merger at the stockholders meeting called for that purpose.

         10.4 Amendment. This Agreement may be amended by action taken by TM and HD at any time before or after approval hereof by the stockholders of HD and TM, but, after any such approval, no amendment shall be made which alters the number of Newco Shares to be exchanged for each Share of TM or HD or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties,contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 3.3, 3.4, 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 8.8, 8.9, 8.10, 8.12, 8.13, 8.14, 8.15, 8.16,
10.3, 11.1, 11.3, 11.6 and 11.7 hereof shall survive beyond the Effective Time.

         11.2 Brokers. HD represents and warrants to TM that, except for its financial advisors, Colman Furlong & Co. and Needham & Company, Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement (other than the HIE Spinoff) based upon arrangements made by or on behalf of HD and that a true and complete copy of each of the engagement letters between HD and

Colman Furlong & Co. and HD and Needham & Company, Inc. has previously been delivered to TM. TM represents and warrants to HD that, except for its financial advisors, Robertson, Stephens & Company, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TM and that a true and complete copy of the engagement letter among TM and Robertson, Stephens & Company has previously been delivered to HD.

         11.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to TM, to:
                                  Tokos Medical Corporation
                                  1821 East Dyer Road
                                  Santa Ana, California 92705
                                  Attention:       Robert F. Byrnes
                                  Telecopy:        (714) 474-7506

                          with a copy to:
                                  Morrison & Foerster
                                  19900 MacArthur Boulevard, Ste. 1200
                                  Irvine, California 92715
                                  Attention:       Robert M. Mattson, Esq.
                                  Telecopy:        (714) 251-7500

                 (b)      If to HD, to:
                                  Healthdyne, Inc.
                                  1850 Parkway Place
                                  Marietta, Georgia 30067
                                  Attention:       Parker H. Petit
                                  Telecopy:        (770) 423-7769

                          with a copy to:
                                  Troutman Sanders LLP
                                  600 Peachtree Street, N.E., Ste. 5200
                                  Atlanta, Georgia 30308
                                  Attention:       James L. Smith, III
                                  Telecopy:        (404) 885-3900

                 (c) If to Newco, then to TM and HD, with copies to their respective counsel, as set forth above.

         11.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.5 Entire Agreement; Assignment. This Agreement (including the Exhibits and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise, provided that TM may assign its rights and obligations hereunder to a direct or indirect subsidiary of TM, but no such assignment shall relieve TM of its obligations hereunder.

         11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         11.7 Parties in Interest. Except for Sections 8.8, 8.9, 8.10, 8.12, 8.13 and 8.16 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

         11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         11.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         11.10 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient form.

         11.11 Investigation. The respective representations and warranties of TM and HD contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         11.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of TM or HD, the written consent of the Chief Executive Officer of TM or HD, as the case may be shall be sufficient to constitute such consent.

         IN WITNESS WHEREOF, each of TM and HD has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                            "TM"

                            TOKOS MEDICAL CORPORATION
                                     (DELAWARE)


                            By:
                               ------------------------------------------------
                            Name:  Robert F. Byrnes
                                 ----------------------------------------------
                            Title: Chairman of the Board and
                                  ---------------------------------------------
                                   Chief Executive Officer
                                  ---------------------------------------------

                            "HD"

                            HEALTHDYNE, INC.


                            By:
                               ------------------------------------------------
                            Name:  Parker H. Petit
                                 ----------------------------------------------
                            Title: Chairman of the Board and
                                  ---------------------------------------------
                                   Chief Executive Officer
                                  ---------------------------------------------


                            "NEWCO"

                            TOKOS/HEALTHDYNE ACQUISITION
                                     COMPANY, INC.


                            By:
                               ------------------------------------------------
                            Name:
                                 ----------------------------------------------
                            Title:
                                  ---------------------------------------------

                                                                     Exhibit A-2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    [NEWCO]


                                   ARTICLE I

         The name of the Corporation is [NEWCO].

                                   ARTICLE II

         The name and address of the registered agent of the Corporation in the State of Delaware are:

                 [The Corporation Trust Company
                 1209 Orange Street
                 Wilmington, New Castle County, Delaware 19801]

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The Corporation shall have authority to issue [____________] shares of stock, consisting of _____________ shares of Common Stock, par value [$0.01] per share, and ______________ shares of Preferred Stock, par value [$0.01] per share.

                                   ARTICLE V

         The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix by resolution the designations, powers, preferences and relative, participating, optional or other special rights (including voting rights, if any, and conversation rights, if any), and qualifications, limitations or restrictions thereof, of any such series of Preferred Stock, and the number of shares constituting any such series, or all or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such shares then outstanding. Except as otherwise provided (i) by law, (ii) by this Certificate of Incorporation as amended from time to time, or (iii) by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, (a) the Common Stock shall possess the full voting power of the Corporation and (b) the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

                                   ARTICLE VI

         The business and affairs of the Corporation shall be managed and controlled by a Board of Directors. The number of directors constituting the Board of Directors shall be fixed, initially, by the Bylaws of the Corporation; thereafter the number of directors shall be fixed or altered exclusively by resolutions adopted by the Board of Directors. The directors shall be divided into three classes as nearly equal in number as possible, designated Class I, Class II and Class III. The initial term of office of Class I directors shall expire at the 1996 annual meeting of stockholders; of Class II directors at the 1997 annual meeting of stockholders; and of Class III directors at the 1998 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose terms of office expire in that year shall be elected to hold office for a term of three years. Each director shall hold office until his successor is elected and qualified or until his earlier resignation. No decrease in the number of directors shall shorten the term of any incumbent director. Elections of directors need not be by ballot unless the Bylaws so provide.

                                  ARTICLE VII

         In furtherance and not in limitation of the powers conferred by law, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation, subject to the restrictions, if any, contained in the Bylaws of the Corporation, and subject to the further restriction that, until [three years from the Effective Time], Sections 3.2, 3.14 and 3.15 of the Bylaws can only be amended by the affirmative vote of the holders of at least [a majority of] the Common Stock of the Corporation.

                                  ARTICLE VIII

         To the fullest extend permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation, or serving or having served at the request of the Corporation as directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest. The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability of a director, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.

                                   ARTICLE IX

         Any action required or permitted to be the taken by holders of stock of the Corporation must be taken at a meeting of such holders and may not be taken by consent in writing, except (i) as permitted by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, or (ii) for the purposes of approving, authorizing or adopting any action or proposal theretofore approved, authorized or adopted by the Board of Directors.


         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this _____ day of _____________, 1995.



                                        ________________________________________
                                        _______________________, Secretary

                                   EXHIBIT C


                  AFFILIATES AND REGISTRATION RIGHTS AGREEMENT

         THIS AFFILIATES AND REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of ____________, 1995, by and among TOKOS/HEALTHDYNE ACQUISITION COMPANY, INC., a Delaware corporation ("Newco"), and the Holders (as defined below);

         WHEREAS, in connection with the Agreement and Plan of Merger, dated as of October 2, 1995 (the "Merger Agreement"), among Tokos/Healthdyne Acquisition Company, Inc., Healthdyne, Inc., a Georgia corporation ("HD") and Tokos Medical Corporation (Delaware), a Delaware corporation ("TM"), each Initial Holder (as defined below) will receive Common Shares (as defined below); and

         WHEREAS, the Initial Holders have been identified as possible "affiliates" of HD or TM as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact by the Initial Holders; and

         WHEREAS, in connection with Section 7.5 of the Merger Agreement the Initial Holders have agreed to execute and deliver to Newco the "affiliates" agreements set forth in this Agreement; and

         WHEREAS, in order to induce the Initial Holders to execute and deliver to Newco the "affiliates" agreements contemplated by Section 7.5 of the Merger Agreement, Newco has agreed to provide each Holder with the registration rights set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

                 1.1 "Commission." The term "Commission" shall have the meaning set forth in the preamble.

                 1.2 "Common Shares." The term "Common Shares" shall mean the Common Stock (as defined below) issued to the Initial Holders pursuant to the Merger Agreement or any other shares of capital stock or other securities of Newco into which such Common Shares shall be reclassified or changed, including by reason of a merger, consolidation, reorganization or recapitalization. If the Common Shares have been so reclassified or changed, or if the Company pays a dividend or makes a distribution on the Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, each Common Share shall be deemed to be such number or shares of stock and amount of other securities to which a holder of a Common Share outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

                 1.3 "Common Stock." The term "Common Stock" shall mean the Common Stock, par value $.01 per share, of Newco.

                 1.4 "Delay Period." The term "Delay Period" shall have the meaning set forth in Section 3.1(d) hereof.

                 1.5 "Demand Notice." The term "Demand Notice" shall have the meaning set forth in Section 3.1(a) hereof.

                 1.6 "Demand Registration." The term "Demand Registration" shall have the meaning set forth in Section 3.1(b) hereof.

                 1.7 "Disclosure Documents." The term "Disclosure Documents" shall have the meaning set forth in Section 3.6(a) hereof.

                 1.8 "Disclosure Restricted Period." The term "Disclosure Restricted Period" shall have the meaning set forth in Section 3.7(b) hereof.

                 1.9 "Exchange Act." The term "Exchange Act" shall have the meaning set forth in Section 3.4(c) hereof.

                 1.10 "HD." The term "HD" shall have the meaning set forth in the preamble.

                 1.11 "Holders." The term "Holders" shall mean the Initial Holders (as defined below) and any other holder of Registrable Stock who by amendment is added as a party to this Agreement or who is granted registration rights hereunder and has agreed with the Company in writing to be bound by this Agreement.

                 1.12 "Holder's Notice." The term "Holder's Notice" shall have the meaning set forth in Section 3.2 hereof.

                 1.13 "Initial Holder." The term "Initial Holder" shall mean a person who received Common Shares pursuant to the Merger Agreement.

                 1.14 "Litigation." The term "Litigation" shall have the meaning set forth in Section 3.6(a) hereof.

                 1.15 "Losses." The term "Losses" shall have the meaning set forth in Section 3.6(a) hereof.

                 1.16 "Merger Agreement." The term "Merger Agreement" shall have the meaning set forth in the preamble.

                 1.17 "Newco Notice." The term "Newco Notice" shall have the meaning set forth in Section 3.2 hereof.

                 1.18 "Offering Restricted Period." The term "Offering Restricted Period" shall have the meaning set forth in Section 3.7(a) hereof.

                 1.19 "Prospective Sellers." The term "Prospective Sellers" shall have the meaning set forth in Section 3.4(a)(ii) hereof.

                 1.20 "Register." The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act.

                 1.21 "Registration Period." The term "Registration Period" shall have the meaning set forth in Section 3.1(a) hereof.

                 1.22 "Registrable Stock." The term "Registrable Stock" shall mean the Common Shares; provided, however, that in the event (i) a Holder could sell at one time all of the Common Shares held by such Holder pursuant to Rule 145 of the Rules and Regulations or (ii) such Holder is an affiliate (as such term is defined in Rule 144 of the Rules and Regulations) of Newco, such Holder's Common Shares shall not be Registrable Stock for purposes of this Agreement. The determination as to whether a Holder's Common Shares are Registrable Stock pursuant to this Agreement shall be made at the time such Holder requests registration of such Common Shares pursuant to Section 3.1 or
Section 3.2 hereof. Each share of Registrable Stock shall continue to be Registrable Stock only for the duration of the Registration Period and only in the hands of the Holders.

                 1.23 "Rules and Regulations." The term "Rules and Regulations" shall have the meaning set forth in the preamble.

                 1.24 "Securities Act." The term "Securities Act" shall have the meaning set forth in the preamble.

                 1.25 "Suspension." The term "Suspension" shall have the meaning set forth in Section 3.1(d) hereof.

                 1.26 "TM." The term "TM" shall have the meaning set forth in the preamble.

                                   ARTICLE 2

                        AGREEMENTS REGARDING AFFILIATES

                 2.1 Limitation on Transfer. In connection with the issuance of the Common Shares to the Initial Holders and in accordance with
Section 7.5 of the Merger Agreement, each Initial Holder severally, and not jointly, represents, warrants and agrees as follows:

                 (a) Such Holder shall not make any sale, transfer or other disposition of the Common Shares held by such Holder in violation of the Securities Act or the Rules and Regulations.

                 (b) Such Holder has been advised that the issuance of Common Shares to such Holder as a result of the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, such Holder has also been advised that, because at the time the Merger was submitted for a vote of the stockholders of HD or TM, as applicable, such Holder may have been an "affiliate" of HD or TM, as applicable, and the distribution by such Holder of the Common Shares such Holder receives as a result of the Merger has not been registered under the Securities Act, such shares must be held by such Holder indefinitely unless (i) such distribution of such shares has been registered under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act or (iii) such sale is pursuant to a transaction which, in the opinion of counsel reasonably satisfactory to Newco or as described in a "no-action" or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

                 (c) Such Holder has carefully read this Agreement and the Merger Agreement and has discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of the Common Shares to be received by such Holder, to the extent such Holder has felt necessary, with such Holder's counsel.

                 2.2 Registration and Legends. In connection with the matters set forth in this Article 2 such Holder understands and agrees that:

                 (a) Newco is under no further obligation to register the sale, transfer or other disposition of the Common Shares received by such Holder as a result of the Merger or to take any other action necessary in order to make compliance with an exemption from registration available, except as set forth in Section 2.3 or Article 3 below.

                 (b) Stop transfer instructions will be given to the transfer agents of Newco with respect to the Common Shares such Holder will receive as a result of the Merger, and there will be placed on the certificates representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

                          "The shares represented by this certificate were
                 issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement dated _______________, 1995, between the registered holder hereof and Tokos/Healthdyne Acquisition Company, Inc., a copy of which agreement is on file at the principal offices of Tokos/Healthdyne Acquisition Company, Inc."

                 (c) Unless the transfer by such Holder of such Holders' Common Shares is a sale made in conformity with the provisions of Rule 145 of the Rules and Regulations or made pursuant to a registration under the Securities Act, Newco reserves the right to put the following legend on the certificates issued to such Holder's transferee:

                          "The shares represented by this certificate have not
                 been registered under the Securities Act of 1933 and were acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except pursuant to a registration statement or in accordance with an exemption from the registration requirements of the Securities Act of 1933."

                 It is understood and agreed that the legends set forth above shall be removed and substitute certificates shall be delivered without any such legend and the transfer agents will be instructed to effectuate transfers of Common Shares if the Holder delivers to Newco a letter from the staff of the Commission or an opinion of counsel in form and substance reasonably satisfactory to Newco to the effect that such legend is not required for the purposes of the Securities Act.

                 2.3 Filings by Newco. Newco hereby represents, warrants and agrees that for as long as resales of any Common Shares owned by any Holder are subject to Rule 145, Newco will use all reasonable efforts to make all filings of the nature specified in paragraph (c)(1) of Rule 144 of the Rules and Regulations.

                                   ARTICLE 3

                            SECURITIES REGISTRATION

                 3.1 Demand Registration. (a) The Holders shall have the right, during the period (the "Registration Period") commencing on the date of this Agreement and ending on the second anniversary of the date of this Agreement, by written notice (the "Demand

         Notice") given to Newco, to request Newco to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Stock designated by such Holders; provided, however, that the aggregate number of shares of Registrable Stock requested to be registered pursuant to any Demand Notice and pursuant to any related Demand Notices received pursuant to the following sentence shall be at least [300,000 shares]. Upon receipt of any such Demand Notice, Newco shall promptly notify all other Holders of the receipt of such Demand Notice and allow them the opportunity to include Registrable Stock held by them in the proposed registration by submitting their own Demand Notice. In connection with any Demand Registration in which more than one Holder participates, in the event that such Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Stock to be included in such offering that the total number of shares of Registrable Stock to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Stock to be sold), then the amount of Registrable Stock to be offered for the account of such Holders shall be reduced pro rata on the basis of the number of shares of Registrable Stock to be registered by each such Holder. The Holders as a group shall be entitled to three Demand Registrations pursuant to this Section 3.1 unless any Demand Registration does not become effective or is not maintained for a period (whether or not continuous) of at least 180 days (or such shorter period as shall terminate when all the Registrable Stock covered by such Demand Registration have been sold pursuant thereto), in which case the Holders will be entitled to an additional Demand Registration pursuant hereto.

                 (b) Newco, within 60 days of the date on which the Company receives a Demand Notice given by Holders in accordance with
         Section 2(a) hereof, shall file with the SEC, and Newco shall thereafter use its best efforts to cause to be declared effective, a Registration Statement on the appropriate form for the registration and sale in accordance with the intended method or methods of distribution, of the total number of shares of Registrable Stock specified by the Holders in such Demand Notice (subject to the limitations set forth in Section 2(a) hereof), which, at the option of Newco, may include a "shelf" registration pursuant to Rule 415 under the Securities Act (a "Demand Registration").

                 (c) Newco shall use commercially reasonable efforts to keep each Registration Statement filed pursuant to this Section 3.1 continuously effective and usable for the resale of the Registrable Stock covered thereby (i) for a period of 180 days from the date on which the SEC declares such Registration Statement effective or (ii) until all the Registrable Stock covered by such Registration Statement have been sold pursuant to such Registration Statement, if earlier, in either case, as such period may be extended pursuant to this Section 3.1.

                 (d) Newco shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by Newco pursuant to this Section 3.1, or suspend the use of any effective Registration Statement under this Section 3.1 (a "Suspension"), for a reasonable period of time, but not in excess of 90 days (a "Delay Period"), if the Board of Directors or the Executive Committee of the Board of Directors of Newco determines that in its reasonable judgment and good faith the registration and distribution of the Registrable Stock covered or to be covered by such Registration Statement would materially interfere with any pending financing, acquisition or corporate reorganization or other corporate development involving Newco or any of its subsidiaries or would require premature disclosure thereof, and Newco gives the Holders requesting such registration written notice of such determination within five business days after the date of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay; provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed 180 days and (ii) a period of at least 60 days shall elapse between the termination of any Delay Period and the commencement of the immediately succeeding Delay Period. If Newco shall so postpone the filing of a Registration Statement, the Holders of Registrable Stock to be registered shall have the right to withdraw the request for registration by giving written notice from the Holders of a majority of the Registrable Stock that were to be registered to Newco within 45 days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of Demand Registrations to which the Holders of Registrable Stock are entitled pursuant to this Section 3.1). The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods resulting from Suspensions.

                 (e) In the case of a proposed firm commitment underwritten offering pursuant to a Demand Registration, Newco may include other Newco securities in the related Registration Statement, if of the same type as the Registrable Stock covered by such Registration Statement, for the account of other security holders, if any, who have piggyback registration rights with respect thereto, on the same terms and conditions as the Registrable Stock. Newco shall give the managing underwriter or underwriters participating in such offering written notice or its intent to include any such Newco securities in such Registration within 10 days of receipt of the initial Demand Notice applicable to such Registration.
         Notwithstanding the foregoing, if the managing underwriter or underwriters participating in such offering conclude that the total amount of Newco securities proposed to be included in such Demand Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of all holders other than the Holders shall be reduced (to zero if necessary) to an amount recommended by such managing underwriter or underwriters.

                 (f) Holders of a majority in number of the shares of Registrable Stock to be included in a Registration Statement pursuant to this Section 3.1 may, at any time prior to the effective date of the Registration Statement relating to such Registration, revoke such request by providing a written notice to Newco revoking such request. The Holders of Registrable Stock who revoke such request shall reimburse Newco for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on Newco's failure to comply in any material respect with its obligations hereunder, such reimbursement shall not be required. A withdrawal of a request for registration following notice from Newco of a Delay Period shall not be deemed a revocation of such request if it is made within the time period specified for such withdrawal in Section 3.1(d) above.

         3.2 Piggyback Registration. If Newco at any time during the Registration Period proposes to file a registration statement under the Securities Act with respect to the public offering of securities of the same type as the Registrable Stock pursuant to a firm commitment underwritten offering solely for cash (other than a registration relating either to (a) a dividend reinvestment, employee stock option, stock purchase or similar plan,
(b) a merger, consolidation or reorganization, or (c) any other transaction pursuant to Rule 145 under the Securities Act), Newco shall each such time give written notice (the "Newco Notice"), at its expense, to each Holder then having registration rights hereunder of its intention to do so at least 30 days prior to the filing of a registration statement with respect to such registration with the Commission. If any such Holder desires to dispose of all or part of its Registrable Stock in connection therewith, it shall deliver to Newco, within 10 days after the giving of the Newco Notice, written notice of such desire (the "Holder's Notice") stating the number of shares of Registrable Stock to be disposed of by such Holder. Newco shall use all reasonable efforts to cause all shares of Registrable Stock specified in such Holders' Notices to be included in the offering so as to permit the sale by such Holder or Holders all of the shares of Registrable Stock referred to in such Holders' Notices, subject, however, to the limitations set forth in Section 3.3 hereof.

         3.3     Limitations on Piggyback Registration Rights.

                 (a) If Newco or the managing underwriter or underwriters participating in any offering under Section 3.2 advise the Holders in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Holders and other holders of securities who have piggyback registration rights with respect thereto shall be reduced (to zero if necessary) pro rata on the basis of the number of common stock equivalents requested to be registered by each such Holder or holder participating in such offering.

                 (b) Newco may, for any reason and without the consent of or liability to any Holder determine at any time not to proceed with any registration which is the subject of a Newco Notice and abandon the proposed offering, whereupon Newco shall be relieved of any further obligation hereunder to proceed with such registration or offering.

         3.4     Registration Procedures.

                 (a) In connection with the registration by Newco of shares of Registrable Stock pursuant to Section 3.1 above, or in connection with the inclusion of shares of Registrable Stock in any offering of securities of Newco pursuant to Section 3.2 above, Newco shall:

                          (i)  prepare and file with the Commission a
                 registration statement with respect to such securities on such form as Newco deems appropriate and is permitted or qualified under the Rules and Regulations to use and use all reasonable efforts to cause such registration statement to become and remain effective as provided herein; provided that, in the case of any registration pursuant to Section 3.2, such preparation and filing may be delayed in the sole discretion of Newco, without prejudice to the rights of any of the Holders pursuant to Section 3.1 hereof;

                          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all shares covered by such registration statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the Holders who have requested that any of their shares be sold or otherwise disposed of in connection with any registration pursuant to Section 3.2 or whose shares of Registrable Stock are included in any registration pursuant to Section 3.1 (in either such case, the "Prospective Sellers"), until the earlier of (A) such time as all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof or (B) the end of the Registration Period;

                          (iii) notify the Prospective Sellers and confirm such advice in writing, (A) when such registration statement becomes effective, and (B) of the entry of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, and, if such stop order shall be entered, Newco shall use its reasonable efforts promptly to obtain the lifting thereof;

                          (iv) furnish to the Prospective Sellers at a reasonable time prior to the filing thereof with the Commission a copy of the registration statement in the form in which Newco proposes to file the same; not later than one day prior to the filing thereof, a copy of any amendment (including any post-effective amendment) to such registration statement; and promptly following the effectiveness thereof, a conformed copy of the registration statement as declared effective by the Commission and of each post-effective amendment thereto, including financial statements and all exhibits and reports incorporated therein by reference;

                          (v) furnish to each Prospective Seller such number of copies of each prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents, as the Prospective Seller may reasonably request in order to facilitate the public sale or other disposition of the shares owned by it;

                          (vi) use all reasonable efforts to register or qualify the shares covered by such registration statement under such other securities or Blue Sky or other applicable laws of such jurisdictions as each Prospective Seller shall reasonably request to enable such seller to consummate the public sale or other disposition of the shares owned by such seller; provided that Newco shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, or to maintain the effectiveness of any such registration or qualification for any period during which it is not required to maintain the effectiveness of the related registration statement under the Securities Act as set forth in Section 3.4(a)(ii);

                          (vii) use all reasonable efforts to cause all such shares of Registrable Stock to be listed on each securities exchange or other securities trading market on which Common Stock issued by Newco is then listed;

                          (viii) enter into such customary agreements (including an underwriting agreement in customary form with respect to underwritten offerings) in form and substance reasonably acceptable to Newco and take such other customary actions as Prospective Sellers may reasonably request in order to expedite or facilitate the disposition of such Registrable Stock; and

                          (ix) make reasonably available for inspection by any Prospective Seller, any underwriter participating in any disposition of Registrable Stock, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Newco, and use all reasonable efforts to cause Newco's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the registration contemplated by Section 3.1 or Section 3.2 above, in each case as and to the extent necessary to permit the Prospective Sellers to conduct a reasonable investigation within the meaning of the Securities Act. To minimize disruption and expense to Newco during the course of the registration process, all Prospective sellers shall, to the extent practicable, coordinate their investigation and due diligence efforts hereunder and, to the extent practicable, will act through a single set of counsel and a single set of accountants and will enter into confidentiality agreements with Newco in form and substance reasonably satisfactory to Newco and such Prospective Sellers prior to receiving any confidential or proprietary information of Newco.

                          (b) Each Prospective Seller shall furnish to Newco in writing such information as Newco may reasonably request from such Prospective Seller for use in preparing the registration statement (and the prospectus included therein) and performing its other obligations hereunder.

                          (c) During such time as the Prospective Sellers may be engaged in a distribution of the Registrable Stock, the Prospective Sellers shall comply with Rules 10b-6 and 10b-7 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and pursuant thereto, shall, among other things: (i) not engage in any stabilization activity in connection with the securities of Newco in contravention of such Rules; (ii) distribute the Registrable Stock solely in the manner described in the registration statement; (iii) cause to be furnished to each underwriter, broker or agent through whom the Registrable Stock may be offered, or to the offeree if an offer is not made through a broker, such copies of the Prospectus and any amendment or supplement thereto and documents incorporated by reference therein as may be required by law; and (iv) not bid for or purchase any securities of Newco or attempt to induce any person to purchase any securities of Newco other than as permitted under the Exchange Act.

         3.5 Expenses of Registration. All expenses incurred in effecting any registration and/or sale of Registrable Stock pursuant to this Agreement, including, without limitation, all registration and filing fees, listing fees, printing expenses, expenses of compliance with Blue Sky laws, fees and disbursements of counsel for Newco, expenses of any audits incidental to or required by any such registration, and expenses of all marketing and promotional efforts requested by any underwriter shall be borne by Newco; provided, however, that each Prospective Seller shall bear underwriting discounts or brokerage fees or commissions relating to the sale of its Registrable Stock and all fees and expenses of its own counsel, accountants and other experts with respect to any registration and/or sale of Registrable Stock pursuant to this Agreement.

         3.6     Indemnification.

                 (a) Newco shall indemnify and hold harmless each Prospective Seller, each underwriter (as defined in the Securities
         Act), each other selling agent who may be deemed to be an underwriter, and each controlling person of any Prospective Seller, underwriter or other selling agent, if any (within the meaning of the Securities
         Act), against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof) ("Losses"), to which such indemnified party may be subject under the Securities Act, under any other statute or at common law, but only to the extent such Losses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in (x) any registration statement under which Registrable Stock held by such Prospective Seller was registered under the Securities Act or offered for sale, (y) any preliminary prospectus (if used prior to the effective date of such registration statement), or (z) any final prospectus or any post-effective amendment or supplement thereto (if used during the period Newco is required to keep the registration statement effective), in each case, on the effective date of such registration statement or post-effective amendment, or the date of such prospectus, including any preliminary prospectus, or supplement (the "Disclosure Documents"), (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading or (iii) any violation by Newco of the Securities Act or any Blue Sky law, or any rule or regulation promulgated under the Securities Act or any Blue Sky law, or any other law, applicable to Newco in connection with the sale, registration or qualification of any shares of Registrable Stock held by such Prospective Seller; and Newco shall reimburse each such indemnified party for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, whether or not resulting in any liability, or in connection with any investigation or proceeding by any governmental agency or instrumentality relating to any such claims with respect to any offering of securities pursuant to this Article 3, but excluding any amounts paid in settlement of any action, suit, arbitration, proceeding, litigation, or investigation (collectively "Litigation"), commenced or threatened, if such settlement is effected without the prior written consent of Newco, which consent shall not be unreasonably withheld; provided, however, that Newco shall not be liable to any Prospective Seller, underwriter, other selling agent or controlling person in any such case to the extent that any such Losses arise out of or are based upon (i) an untrue statement or omission or alleged omission (y) made in any such Disclosure Documents in reliance upon and in conformity with written information furnished to Newco by or on behalf of such indemnified party expressly for use in the preparation thereof and so designated by such indemnified party, or (z) made in any preliminary prospectus if a copy of the final prospectus was not delivered to the person alleging any loss, claim, damage or liability for which Losses arise at or prior to the written confirmation of the sale of such Registrable Stock to such person and the untrue statement or omission concerned had been corrected in such final prospectus and copies thereof had timely been delivered by Newco to such indemnified party; or (ii) the use of any prospectus after such time as Newco has advised such indemnified party that the filing of a post-effective amendment or supplement thereto is required, except the prospectus as so amended or supplemented, or the use of any prospectus after such time as the obligation of Newco to keep the same current and effective has expired.

                 (b) In connection with the registration and/or sale of any shares of Registrable Stock pursuant to this Agreement, each Prospective Seller shall, and (except as to clause (iii) below) shall cause any underwriter retained by it who participates in the offering to, indemnify and hold harmless Newco, each of its directors, each of its officers who have signed such Registration Statement and each controlling person of Newco (within the meaning of the Securities
         Act), against any Losses, joint or several, to which such indemnified party may become subject under the Securities Act, under any other statute or at common law, but only to the extent such Losses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any of the Disclosure Documents or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with written information furnished to Newco by or on behalf of such indemnifying party expressly for use in the preparation thereof and so designated by such indemnifying party; (ii) the use by such indemnifying party of any prospectus after such time as Newco has advised such indemnifying party that the filing of a post-effective amendment or supplement thereto is required, except the prospectus as so amended or supplemented, or after such time as the obligation of Newco to keep the registration statement effective and current has expired, or (iii) any information given or representation made by such indemnifying party in connection with the sale of Registrable Stock which is not contained in and not in conformity with the prospectus (as amended or supplemented at the time of the giving of such information or making of such representation); and such indemnifying party shall reimburse each such indemnified party for any legal and other expenses reasonably incurred by such party in investigating or defending any such loss, claim, damage, liability or action, whether or not resulting in any liability, or in connection with any investigation or proceeding by any governmental agency or instrumentality relating to any such claims with respect to any offering of securities pursuant to this Article 3, but excluding any amounts paid in settlement of any Litigation, commenced or threatened, if such settlement is effected without the prior written consent of such indemnifying party. Notwithstanding the provisions of this Section 3.6(b), the indemnification obligation of a Prospective Seller shall be limited to the amount in excess of the amount by which the total price at which the Registrable Stock sold by it exceeds the amount of any damages which such Prospective Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

                 (c) If the indemnification provided for in Section 3.6(a) or (b) above is unavailable to an indemnified party in respect of any Losses referred to therein, then the intended indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the intended indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the intended indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or omitted to be supplied by) the intended indemnifying party or by the indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 Newco and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.6(c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.6(c), no Prospective Seller shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Stock sold by it exceeds the amount of any damages which such Prospective Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 (d)      Promptly after receipt by an indemnified party under
         Section 3.6(a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made under such Section, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such Section or to the extent that it has not been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, in each case jointly with any other indemnifying parties and with counsel reasonably satisfactory to such indemnified party; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, the indemnified party or parties shall have the right to select separate counsel to defend such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Section 3.6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. It is understood, however, that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any action or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all indemnified parties.

         3.7  Holdback Agreements.

                 (a) Notwithstanding any provision of this Agreement to the contrary, in the event Newco notifies the Prospective Sellers that Newco intends to file a registration statement in connection with an underwritten offering of any of its capital stock and provided that each executive officer of Newco agrees to substantially similar restrictions, each Prospective Seller shall refrain from selling or otherwise distributing any Registrable Stock within the period beginning up to seven days prior to the effective date of such registration statement (or on such later date that Newco notifies the Prospective Sellers that such period has begun) and ending up to 120 days after such effective date (or on such earlier date that Newco notifies the Prospective Sellers that such period has ended) (the "Offering Restricted Period") except as part of such offering as set forth herein. Newco's obligation under Section 3.4(a)(ii) to keep a registration statement filed pursuant to Section 3.1 current and effective shall be extended for a number of days equal to the Offering Restricted Period, or, if earlier, until the date on which all of the Registrable Stock has been disposed of.

                 (b) Notwithstanding anything set forth herein to the contrary, in the event that Newco notifies the Prospective Sellers that Newco desires to amend the registration statement or to supplement the prospectus in order to disclose material information required to be disclosed in the prospectus included in such registration statement, as then in effect, in order to correct an untrue statement of a material fact or to disclose an omitted material fact that is required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, the Prospective Sellers shall refrain from selling Registrable Stock until Newco notifies the Prospective Sellers that the required amendment or supplement has been filed with the

         Commission (the "Disclosure Restricted Period"). Newco's obligation under Section 3.4(a)(ii) to keep a registration statement filed pursuant to Section 3.1 current and effective shall be extended for a number of days equal to the Disclosure Restricted Period, or, if earlier, until the date on which all of the Registrable Stock has been disposed of. Newco shall use its reasonable efforts to file such amendment or supplement as promptly as practicable after Newco decides to amend the registration statement or supplement the prospectus.

                                   ARTICLE 4
                                 MISCELLANEOUS

         4.1 Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopied, telegraphed or telexed (transmission confirmed), or otherwise actually delivered:

If to a Holder:                   At the address and numbers set forth in
                                  Newco's records, marked for attention as therein indicated

If to Newco:                      Tokos/Healthdyne Acquisition Company, Inc.
                                  [Address]



or at such other address and numbers as may have been furnished by such person in writing to the other parties, accompanied by a written request that such address and numbers be used for the purpose of giving notices hereunder.

         4.2 Severability and Governing Law. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement. This Agreement is made and entered into in the State of Delaware, and the laws of said state shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

         4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         4.4 Captions and Section Headlines. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         4.5 Singular and Plural, Etc. Whenever the singular number is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

         4.6 Costs and Attorneys' Fees. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom. As used herein, "attorneys' fees" shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

         4.7 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Newco and Holders holding at least 66-2/3% of the Registrable Stock then outstanding; provided, however, that no such amendment or waiver shall affect the provisions of this Section 4.7 and no such waiver shall extend to or affect any other obligation not expressly waived. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

         4.8 Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

         4.9 Entire Agreement. This Agreement contains the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                   TOKOS/HEALTHDYNE ACQUISITION
                                        COMPANY, INC.


                                   By:___________________________

                                        Name:____________________
                                        Title:___________________


                                   HOLDERS:

                                  SCHEDULE 7.2

A.        HD

          1. Amended and Restated Severance Compensation and Restrictive Covenant Agreements* between HD** and each of the following:

                                  Parker H. Petit
                                  J. Terry Dewberry
                                  J. Paul Yokubinas
                                  J. Brent Burkey
                                  Donald R. Millard
                                  Yvonne V. Scoggins


          2. Amendment No. 1 to Employment Agreements* between TM** and each of the following:

                                  Robert F. Byrnes
                                  Terry P. Bayer
                                  Andrew D. Simons


          3. HD reserves the right to enter into, prior to the Effective Time, an Amended and Restated Severance Compensation and Restrictive Covenant Agreement with Frank Powers to be substantially similar to the agreements referred to in Item 1 above.


          4. HD reserves the right to (i) pay bonuses earned as of December 31, 1995, under its 1995 Management Incentive (Bonus) Plans without regard to continued employment after the Merger, and (ii) establish after consultation with TM a special retention bonus and/or severance program for key employees (excluding the officers referred to in Items 1 and 2 above) of HD determined to be "at risk" of resignation prior to the Effective Time.


          5. The exercise price of HD stock options will be adjusted in connection with the HIE Spin Off as described in the Registration Statement filed by HIE with the Securities and Exchange Commission.


          6. Assuming HD's independent auditors confirm it will not have any material adverse effect, HD will take such action as may be required so that no Assumed Option held by a former officer or director of HD shall terminate prior to the twelfth month after the Effective Time unless the final expiration date of the HD option so assumed would have occurred prior thereto without regard to early termination for any reason.
B.        TM

          1. TM intends to enter into Amendments to the Employment Agreements* held by the following officers, such Amendments to be substantially similar to the Amendment No. 1 for Robert Byrnes provided to HD**:

                                  Robert F. Byrnes
                                  Terry P. Bayer
                                  Nicholas A. Mione
                                  Andrew D. Simons


          2. TM intends to consider the implementation of a Retirement Benefit Award program for its senior management that is substantially similar to the HD Retirement Benefit Program.


          3. TM reserves the right to (i) pay bonuses earned as of December 31, 1995, under its 1995 Management Bonus Programs, and (ii) establish after consultation with HD a special retention bonus and/or severance program for key employees of TM determined to be "at risk" of resignation prior to the Effective Date.


          4. The Compensation Committee of TM's Board of Directors may determine, in advance of the Effective Time, to accelerate the vesting of outstanding TM Stock Options held by an optionee who continues in service with TM up to the Effective Time. In any event, consistent with
                      Section 8.8 of the Merger Agreement, all outstanding TM Stock Options held by an optionee who continues his service with TM up to the Effective Time will accelerate, not later than the Effective Time, to become fully vested.


                      * The final form of such agreement will be provided by HD or TM, as the case may be, to the other party on or before the execution of the Merger Agreement.

                      ** These agreements, while they are being entered into with TM and HD, as the case may be, will only become effective upon the effectiveness of the Merger.

                                 SCHEDULE 8.16


                              TRANSITION COMMITTEE


--        Reports to its Executive Committee of the Board of Directors

--        Chaired by the Chairman of the Board

--        Members:
          --          Chairman of the Board
          --          CEO
          --          Operating Executives
          --          CFO
          --          Possibly one or two other members of senior management
          --          Outside Operational Consultants (non-voting members)

--        Role:
          -- Provides interim direction through CEO to the combined company in carrying out its collective responsibility for the management of the assets, business and affairs of the combined company.

          -- Assures the combined company selects the members of senior management having the most appropriate qualifications, highest potential and greatest capabilities to best serve the current and future business needs.

          -- Deliberates on and presents either a collective recommendation or opposing recommendation on all matters appropriate for presentation to and approval of the Board of Directors.

          -- Addresses all matters affecting the preparation of the strategic and tactical plans and operating budgets of the combined company.

          -- Addresses all matters affecting the representation of the combined company to its external publics.

          -- Addresses all Phase II matters and work performed by the outside Operational Consultants.

--        Voting:
          --          Majority Rule

          -- Chairman and CEO each have a full veto authority regardless of votes in majority favor.

          -- All vetoed matters to be presented with opposing positions to a special Transition Committee of the Board consisting of the four outside members for final resolution.

--        Tenure:
          -- The committee will remain in effect for a period of and no more than nine months from the date of this Agreement, subject to its earlier termination or extension by majority vote of its Board of Directors.

                                SCHEDULE 9.3(c)


          1. HD is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. HD has full corporate power and lawful authority to own or lease its assets and properties and to carry on its business as now and as heretofore conducted.

          2. Except as set forth in the Disclosure Letter, neither the execution and delivery by HD of the Merger Agreement or any agreement, instrument or document contemplated thereby nor the performance by HD of the transactions contemplated thereby nor the consummation of such transactions will (i) conflict with or result in any breach of the terms and conditions of, or constitute a default under, (a) the Articles of Incorporation or Bylaws of HD, (b) insofar as is known to us, any material contract or other agreement to which HD is a party or by which it or its assets or properties may be bound, or
(c) insofar as is known to us, any judgment, decree, award, injunction, governmental order or other restriction or obligation to which HD is a party or by which it or its assets or properties may be bound; (ii) insofar as is known to us, give any person any right of termination, cancellation or acceleration of or with respect to any material contract or other agreement to which HD is a party or by which it or its assets or properties may be bound; (iii) insofar as is known to us, result in the creation or imposition of any lien or other encumbrance upon any of the assets or properties of HD; or (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to HD.

          3. Except as set forth in the Disclosure Letter, the execution and delivery by HD of the Merger Agreement and the agreements, instruments and documents contemplated thereby, the performance by HD of its obligations thereunder and the consummation of the transactions contemplated thereby do not, insofar as is known to us, require HD to obtain any consent, approval or action of, or make any filing with or give any notice to, any judicial or governmental or regulatory body or, insofar as is known to us, any person.

          4. The Merger Agreement and the agreements, instruments and documents contemplated thereby have been duly authorized, executed and delivered by HD.

                                                                     Exhibit A-1

                          CERTIFICATE OF INCORPORATION
                                       OF
                   TOKOS/HEALTHDYNE ACQUISITION COMPANY, INC.


                                   ARTICLE I

          The name of the Corporation is Tokos/Healthdyne Acquisition Company, Inc.

                                   ARTICLE II

          The name and address of the registered agent of the Corporation in the State of Delaware are:

                      The Corporation Trust Company
                      1209 Orange Street
                      Wilmington, New Castle County, Delaware 19801

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

          The Corporation shall have authority to issue two thousand shares of stock, consisting of one thousand shares of Common Stock, par value $0.01 per share, and one thousand shares of Preferred Stock, par value $0.01 per share.

                                   ARTICLE V

          The business and affairs of the Corporation shall be managed and controlled by a Board of Directors, which shall initially consist of two members.

                                   ARTICLE VI

          In furtherance and not in limitation of the powers conferred by law, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VII

          To the fullest extend permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation, or serving or having served at the request of the Corporation as directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest.
The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability of a director, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.

                                  ARTICLE VIII

          The name and address of the incorporator are as follows:

                                  James L. Smith, III, Esquire
                                  Troutman Sanders LLP
                                  600 Peachtree Street, N.E.
                                  5200 NationsBank Plaza
                                  Atlanta, GA  30308-2216


          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this _____ day of October, 1995.



                                        _______________________________________
                                        James L. Smith, III, Esquire

                                                                       Exhibit B
                                     BYLAWS
                                       OF
                   TOKOS/HEALTHDYNE ACQUISITION COMPANY, INC.
                             A DELAWARE CORPORATION


                                   ARTICLE I
                                    OFFICES

          SECTION 1.1 REGISTERED OFFICE. The registered office of TOKOS/HEALTHDYNE ACQUISITION COMPANY, INC. (the "Corporation") shall be in the
City of [          ], County of [            ] , Delaware and the name of the
resident agent in charge thereof is the agent named in the Certificate of Incorporation until changed by the Board of Directors (the "Board").

          SECTION 1.2 PRINCIPAL OFFICE. The principal office for the transaction of the business of the Corporation shall be at such place as may be established by the Board. The Board is granted full power and authority to change said principal office from one location to another.

          SECTION 1.3 OTHER OFFICES. The Corporation may also have an office or offices at such other places, either within or without the State of Delaware, as the Board may from time to time designate or the business of the Corporation may require.


                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

          SECTION 2.1 TIME AND PLACE OF MEETINGS. Meetings of stockholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

          SECTION 2.2 ANNUAL MEETINGS OF STOCKHOLDERS. The annual meeting of stockholders shall be held on such date and at such time and place as may be fixed by the Board and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of such other business as is properly brought before the meeting in accordance with these Bylaws. To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board, (ii) otherwise brought before the annual meeting by or at the direction of the Board, (iii) brought before the meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, or (iv) otherwise properly brought before the annual meeting by a stockholder. The nomination by a stockholder of any person for election as a director, other than the persons nominated by the Board of Directors or any duly authorized committee thereof, shall be considered business for purposes of this Article II and shall be permitted only upon compliance with the requirements of this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than forty (40) days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. No business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

          SECTION 2.3 SPECIAL MEETINGS. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board, or by a committee of the Board that has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in these Bylaws, include the power to call such meetings, and shall be called by the president or secretary at the request in writing of a majority of the Board, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto, or any certificate filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons in the manner, at the times and for the purposes so specified. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

          SECTION 2.4 STOCKHOLDER LISTS. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or at the place of the meeting, and the list shall also be available at the meeting during the duration thereof, and may be inspected by any stockholder who is present.

          SECTION 2.5 NOTICE OF MEETINGS. Notice of each meeting of stockholders, whether annual or special, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which such meeting has been called, shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, except that where the matter to be acted on is a merger or consolidation of the Corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) nor more than sixty (60) days prior to such meeting. Except as otherwise expressly required by law, notice of any adjourned meeting of the stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

          Whenever any notice is required to be given under the provisions of applicable law or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice,whether before or after the time stated therein, shall be deemed equivalent thereto. Notice of any meeting of stockholders shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

          SECTION 2.6 QUORUM AND ADJOURNMENT. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by the Certificate of Incorporation; provided, however, that the stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. If it shall appear that such quorum is not present or represented at any meeting of stockholders, the Chairman of the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Chairman of the meeting may determine that a quorum is present based upon any reasonable evidence of the presence in person or by proxy of stockholders holding a majority of the outstanding votes, including without limitation, evidence from any record of stockholders who have signed a register indicating their presence at the meeting.

          SECTION 2.7 VOTING. In all matters, when a quorum is present at any meeting, the vote of the holders of a majority of the capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question. Such vote may be by voice or by written ballot; provided, however, that the Board may, in its discretion, require a written ballot for any vote, and further provided that all elections for directors must be by written ballot upon demand made by a stockholder at any election and before the voting begins.

          Unless otherwise provided in the Certificate of Incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

          SECTION 2.8 PROXIES. Each stockholder entitled to vote at a meeting of stockholders may authorize in writing another person or persons to act for such holder by proxy, but no proxy shall be voted or acted upon after three years from its date, unless the person executing the proxy specifies therein the period of time for which it is to continue in force. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

          SECTION 2.9 INSPECTORS OF ELECTION. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation or the Chairman of the meeting shall appoint one or more alternate inspectors to replace any inspector who fails to act. Each inspector, before undertaking his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. Each inspector shall perform his or her duties and shall make all determinations in accordance with the Delaware General Corporation Law including, without limitation, Section 231 of the Delaware General Corporation Law.

          The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

          The appointment of inspectors of election shall be in the discretion of the Board except that as long as the Corporation has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, appointment of inspectors shall be obligatory.


                                  ARTICLE III
                                   DIRECTORS

          SECTION 3.1 POWERS. The Board shall have the power to manage or direct the management of the property, business and affairs of the Corporation, and except as expressly limited by law, to exercise all of its corporate powers. The Board may establish procedures and rules, for the fair and orderly conduct of any meeting including, without limitation, registration of the stockholders attending the meeting, adoption of an agency, establishing the order of business at the meeting, recessing and adjourning the meeting for the purposes of tabulating any votes and receiving the results thereof, the time of the opening and closing of the polls, and the physical layout of the facilities for the meeting.

          SECTION 3.2 NUMBER, ELECTION AND TENURE. The Board shall initially consist of ten (10) members. Thereafter, the number of directors shall be fixed or altered exclusively by resolutions adopted by the Board. The directors shall be divided into three classes as nearly equal in number as possible, designated Class I, Class II and Class III. The initial term of office of Class I directors shall expire at the 1996 annual meeting of stockholders; of Class II directors at the 1997 annual meeting of stockholders; and of Class III directors at the 1998 annual meeting stockholders. At each annual meeting of stockholders, successors to the class of directors whose terms of office expire in that year shall be elected to hold office for a term of three (3) years. Each director shall hold office until his successor is elected and qualified or until his earlier resignation. No decrease in the number of directors shall shorten the term of any incumbent director.

          SECTION 3.3  VACANCIES AND NEWLY CREATED DIRECTORSHIPS.  Subject to
Section 3.14 for as long as such Section remains in effect, any vacancy on the Board, including any newly created directorship resulting from an increase in the number of directors, may be filled by a majority of the Board then in office, provided that a quorum is present.

          SECTION 3.4 MEETINGS. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

          SECTION 3.5 ANNUAL MEETING. The Board shall meet as soon as practicable after each annual election of directors.

          SECTION 3.6 REGULAR MEETINGS. Regular meetings of the Board shall be held without call or notice at such time and place as shall from time to time be determined by resolution of the Board.

          SECTION 3.7 SPECIAL MEETINGS. Special meetings of the Board may be called at any time, and for any purpose permitted by law, by the Chairman of the Board, or by the Secretary on the written request of any two members of the Board unless the Board consists of only one director in which case the special meeting shall be called on the written request of the sole director, which meetings shall be held at the time and place designated by the person or persons calling the meeting. Notice of the time, place and purpose of any such meeting shall be given to the directors by the Secretary, or in case of the Secretary's absence, refusal or inability to act, by any other officer. Not less than three (3) days notice of all special meetings of the Board of Directors shall be given to each director.

          SECTION 3.8 NOTICES OF MEETINGS. All notices of meetings shall be in writing and shall be deemed effectively given upon personal delivery or twenty-four hours after delivery to a courier service which guarantees overnight delivery or five days after deposit with the U.S. Post Office, by registered or certified mail, return receipt requested, postage prepaid, and, in the case of courier or mail delivery, addressed to such director at his or her last known address as furnished by such director to the Company.

          SECTION 3.9 QUORUM. At all meetings of the Board, the vote of a majority of the whole Board shall be necessary to constitute the act of the Board, regardless of the number of directors present at the meeting at which such matter is voted upon. For all purposes hereof, the phrase "whole Board" and phrase "total number of directors" shall mean the total number of directors that the Corporation would have if there were no vacancies. Any meeting of the Board may be adjourned to meet again at a stated day and hour. Even though a quorum is not present, as required in this Section, a majority of the directors present at any meeting of the Board, either regular or special, may adjourn from time to time until a quorum is present. Notice of any adjourned meeting need not be given.

          SECTION 3.10 FEES AND COMPENSATION. Each director and each member of a committee of the Board shall receive such fees and reimbursement of expenses incurred on behalf of the Corporation or in attending meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

          SECTION 3.11 MEETINGS BY TELEPHONIC COMMUNICATION. Members of the Board or any committee thereof may participate in a regular or special meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

          SECTION 3.12 COMMITTEES. The Board may designate committees, each committee to consist of one or more of the directors of the Corporation. The initial committees of the Board of Directors shall be as set forth in Section
3.15. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. Notwithstanding the foregoing, no committee of the Board shall have the power or authority in reference to: (a) amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the Delaware General Corporation Law fix the designation and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series); (b) adopting an agreement of merger or consolidation under Section 251 or 252 of the Delaware General Corporation Law; (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets; (d) recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or (e) amending the Bylaws of the Corporation. Unless the resolution appointing such committee or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board. Each committee shall keep minutes of its meetings and report to the Board when required.

          SECTION 3.13 ACTION WITHOUT MEETINGS. Unless otherwise restricted by applicable law or by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

          SECTION 3.14 FILLING OF CERTAIN VACANCIES; NOMINATION FOR ADDITIONAL TERMS. For a period of three years commencing at the effective time ("Effective Time") of the merger of Healthdyne, Inc. ("HD") and Tokos Medical Corporation (Delaware) ("TM") with and into the Corporation and continuing through the 1998 annual meeting of stockholders of the Corporation, any vacancy on the Board arising among Parker H. Petit and the other initial members of the Board designated by HD (or any other individual or individuals selected (i) as a replacement director for the foregoing individuals or (ii) by the foregoing individuals or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "HD Directors") will be filled or selected by a majority vote of the remaining HD Directors, and any vacancy arising among Robert F. Byrnes and the other initial members of the Board designated by TM (or any other individual or individuals selected (i) as a replacement director for the foregoing individuals or (ii) by the foregoing individuals or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "TM Directors") will be filled or selected by a majority vote of the remaining TM Directors. Any HD Director or TM Director whose term expires at the 1996, 1997 or 1998 annual meeting of the stockholders of the Corporation shall automatically be nominated to serve an additional three (3) year term expiring at the 1999, 2000 and 2001 annual meetings of the stockholders of the Corporation, as applicable.

          SECTION 3.15 INITIAL COMMITTEES. The Corporation shall initially have four (4) committees of the Board of Directors of the Corporation, which committees shall consist of an executive committee (the "Executive Committee"), an audit committee (the "Audit Committee"), a compensation and stock option committee (the "Compensation Committee") and a nominating committee (the "Nominating Committee").

                      (a)         The Executive Committee shall consist of six
          (6) members. In addition to such powers as may be delegated to it from time to time by the Corporation's Board of Directors, the Executive Committee shall: resolve any differences, disagreements or issues presented to the Executive Committee for consideration by the "Transition Committee" (as hereinafter defined); act in the absence of the full Board of Directors of the Corporation as deemed necessary and appropriate and as permitted by applicable law; keep the full Board of Directors of the Corporation apprised of Executive Committee activities and decisions; and conduct detailed review and evaluation of the annual budget prior to submission to the full Board of Directors of the Corporation. The Executive Committee shall meet no less frequently than monthly for the first six months following the Effective Time to review progress, issues and problems in-depth, with special meetings to be called at the direction of the Chairman of the Board, the "President/CEO" (as hereinafter defined) or any member of the Executive Committee. The initial Chairman of the Executive Committee shall be Parker H. Petit (an HD Director), and the other initial members of the Executive Committee shall be Robert
          F. Byrnes (a TM Director), two HD Directors designated by the Board of Directors of HD and two TM Directors designated by the Board of Directors of TM. In all matters brought before the Executive Committee by the Transition Committee for resolution by the Executive Committee, Parker H. Petit and Robert F. Byrnes shall act as ex officio non-voting members.

                      (b) The Audit Committee shall consist of four (4) members. In addition to such powers as may be delegated to it from time to time by the Corporation's Board of Directors, the Audit Committee shall: recommend outside accountants for approval by the full Board of Directors and the stockholders of the Corporation; meet with the Corporation's outside auditors and the Corporation's Chief Financial Officer and their respective staffs to review and evaluate accounting and control systems, issues and related matters; meet independently with the Corporation's auditors and Chief Financial Officer to discuss the accuracy and integrity of the Corporation's financial reporting, management information and control systems, and any other appropriate issues; and address any other matters which are appropriate for the Audit Committee's review or involvement. The Audit Committee shall meet no less frequently than twice per year, with special meetings to be called at the direction of the Chairman of the Board, President/CEO, Chief Financial Officer, outside auditors, any member of the Audit Committee or any member of the Corporation's Board of Directors. The initial members of the Audit Committee shall be two non-employee TM Directors designated by the Board of Directors of TM and two non-employee HD Directors designated by the Board of Directors of HD. The Chairman of the Audit Committee shall be selected by a majority vote of the Committee.

                      (c) The Compensation Committee shall consist of six (6) members. In addition to such powers as may be delegated to it from time to time by the Corporation's Board of Directors, the Compensation Committee shall: review and approve salaries for all corporate officers; review and approve all incentive and special compensation plans and programs, including stock options and related longer term incentive compensation programs; review and approve management succession planning; conduct special competitive compensation studies and retain compensation consultants as deemed necessary and appropriate; and recommend appropriate programs and actions on any of the above matters to the full Board of Directors of the Corporation for their review and approval. The Compensation Committee shall meet no less frequently than twice per year, with special meetings to be called at the direction of the Chairman of the Board, President/CEO, or any member of the Compensation Committee. The initial members of the Compensation Committee shall be two non-employee HD Directors designated by the Board of Directors of HD and two non-employee TM Directors designated by the Board of Directors of TM. Parker H. Petit and Robert F. Byrnes shall serve as ex officio non-voting members of the Compensation Committee. The Chairman of the Compensation Committee shall be selected by a majority vote of the Committee.

                      (d) The Nominating Committee shall consist of four members. In addition to such powers as may be delegated to it from time to time by the Corporation's Board of Directors, the Nominating Committee shall: identify, screen and recommend candidates for appointment to the Board of Directors of the Corporation, for consideration by the full Board of Directors of the Corporation and by the stockholders of the Corporation; and establish compensation and retirement policies for members of the Board of Directors of the Corporation. The Nominating Committee shall meet no less frequently than once per year, with special meetings to be called at the direction of any member of the Nominating Committee. The initial Chairman of the Nominating Committee shall be Robert F. Byrnes. The other initial members shall be Parker H. Petit, a TM Director designated by the Board of Directors of TM and a HD Director designated by the Board of Directors of HD.

For a period of three years following the Effective Time, any vacancies on a committee of the Corporation's Board of Directors shall be filled in accordance with Section 3.14, as if such Section referenced such committee instead of the Corporation's Board of Directors. Each of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee may act only by affirmative vote of a majority of the authorized number of members of such committee.


                                   ARTICLE IV
                                    OFFICERS

          SECTION 4.1 APPOINTMENT AND SALARIES. The senior officers of the Corporation shall be appointed by the Board and shall be a Chairman of the Board ("Chairman"), a President and Chief Executive Officer ("President/CEO"), a Secretary, a Treasurer and a Chief Financial Officer. The Board may also appoint such other officers as it deems necessary or appropriate. The senior officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Each other officer appointed by the Board shall hold office for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Board shall, upon the recommendation of the Compensation Committee, fix the salaries of all officers appointed by it. Unless prohibited by applicable law or by the Certificate of Incorporation or by these Bylaws, one person may be elected or appointed to serve in more than one official capacity. Any vacancy occurring in any senior office of the Corporation may be filled only by the Board.

          SECTION 4.2 REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by the Board. Any officer may resign at any time by giving notice to the Board, the President/CEO or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

          SECTION 4.3 CHAIRMAN. The Chairman shall preside at all meetings of the stockholders and of the Board and shall have such other powers and duties as may from time to time be assigned to him or her by the Board.

          SECTION 4.4 PRESIDENT/CEO. The President/CEO shall be the chief executive officer of the Corporation and shall have such other powers and duties as may from time to time be assigned to him or her by the Board.

          SECTION 4.5 VICE PRESIDENT. The rank of Vice Presidents in descending order shall be Executive Vice President, Senior Vice President and Vice President. The Vice Presidents shall perform such duties and have such other powers as the Board may from time to time prescribe.

          SECTION 4.6 SECRETARY AND ASSISTANT SECRETARY. The Secretary shall attend all meetings of the Board (unless the Board shall otherwise determine) and all meetings of the stockholders and record all the proceedings of the meetings of the Board and of the stockholders in a book to be kept for that purpose and shall perform like duties for the committees when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board. The Secretary shall have custody of the corporate seal of the Corporation and shall (as well as any Assistant Secretary) have authority to affix the same to any instrument requiring it and to attest it. The Secretary shall perform such other duties and have such other powers as the Board may from time to time prescribe.

          SECTION 4.7 CHIEF FINANCIAL OFFICER. Subject to the powers of the Chairman and the President/CEO, the Chief Financial Officer shall be the principal officer in charge of the financial affairs of the Corporation and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

          SECTION 4.8 TREASURER. Subject to the powers of the Chief Financial Officer, the Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. Subject to the powers of the Chief Financial Officer, the Treasurer may disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board at its regular meetings, or when the Board so requires, an account of the transactions and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board may from time to time prescribe.

          If required by the Board and at the expense of the Corporation, the Chief Financial Officer, the Treasurer, and the Assistant Treasurer, if any, shall give the Corporation a bond (which shall be renewed at such times as specified by the Board) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of such person's office and for the restoration to the Corporation, in case of such person's death, resignation retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in such person's possession or under such person's control belonging to the Corporation.

          SECTION 4.9 ASSISTANT OFFICERS. An assistant officer shall, in the absence of the officer to whom such person is an assistant officer or in the event of such officer's inability or refusal to act, perform the duties of such officer and when so acting, shall have all the powers of and be subject to all the restrictions upon such officer. An assistant officer shall perform such other duties and have such other powers as the Board or the officer appointing any such assistant officer may from time to time prescribe.

                                   ARTICLE V
                                      SEAL

          It shall not be necessary to the validity of any instrument executed by any authorized officer or officers of the Corporation that the execution of such instrument be evidenced by the corporate seal, and all documents, instruments, contracts and writings of all kinds signed on behalf of the Corporation by any authorized officer or officers shall be as effectual and binding on the Corporation without the corporate seal, as if the execution of the same had been evidenced by affixing the corporate seal thereto. The Board may give general authority to any officer to affix the seal of the Corporation and to attest the affixing by signature.


                                   ARTICLE VI
                           FORM OF STOCK CERTIFICATE

          Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or Vice Chairman of the Board, if any, or by the President/CEO or a Vice President, and by the Treasurer or Chief Financial Officer, or the Secretary or an Assistant Secretary certifying the number of shares owned the Corporation. Any or all of the signatures on the certificate may be a facsimile signature. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of the issuance.

          If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock. Except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.


                                  ARTICLE VII
                 REPRESENTATION OF SHARES OF OTHER CORPORATION

          Any and all shares of any other corporation or corporations standing in the name of the Corporation shall be voted, and all rights incident thereto shall be represented and exercised on behalf of the Corporation by the Board, Chairman or President/CEO. The foregoing authority may be exercised either by the President/CEO in person or by any other person authorized so to do by proxy or power of attorney duly executed by said office.


                                  ARTICLE VIII
                               TRANSFERS OF STOCK

          Upon surrender of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.


                                   ARTICLE IX
                     LOST, STOLEN OR DESTROYED CERTIFICATES

          The Board may direct a new certificate or certificates be issued in place of any certificate theretofore issued alleged to have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance, require the owner of such certificate or certificates, or such person's legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the lost, stolen or destroyed certificate.


                                   ARTICLE X
                                  RECORD DATE

          The Board may fix in advance a date, which shall not be more than sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, nor more than sixty (60) days prior to any other action, as a record date for the determination of stockholders entitled to notice of or to vote at any such meeting and any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise the rights in respect of any change, conversion or exchange of stock, and in such case such stockholders, and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

                                   ARTICLE XI
                            REGISTERED STOCKHOLDERS

          The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by applicable law.


                                  ARTICLE XII
                                  FISCAL YEAR

          The fiscal year of the Corporation shall be fixed by resolution of the Board.


                                  ARTICLE XIII
                                   AMENDMENTS

          Subject to any contrary or limiting provisions contained in the Certificate of Incorporation, these Bylaws may be amended or repealed, or new Bylaws may be adopted (a) by the affirmative vote of the holders of at least a majority of the Common Stock of the Corporation, or (b) by the affirmative vote of the majority of the whole Board at any regular or special meeting. Any Bylaws adopted or amended by the stockholders may be amended or repealed by the Board or the stockholders.


                                  ARTICLE XIV
                                   DIVIDENDS

          SECTION 14.1 DECLARATION. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

          SECTION 14.2 SET ASIDE FUNDS. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall determine to be in the best interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE XV
                         INDEMNIFICATION AND INSURANCE

          SECTION 15.1 RIGHT TO INDEMNIFICATION. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Delaware, as the same exist or may hereafter be amended, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expense incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          SECTION 15.2  RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under
Section 15.1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the

Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.

          SECTION 15.3 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          SECTION 15.4 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

          SECTION 15.5 EXPENSES AS A WITNESS. To the extent that any director, officer, employee or agent of the Corporation, is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

          SECTION 15.6 INDEMNITY AGREEMENTS. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permitted by Delaware law.

          SECTION 15.7 SETTLEMENT OF CLAIMS. The Corporation shall not be liable to indemnify any director, officer, employee or agent under this Article
(a) for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the Corporation was not given a reasonable and timely opportunity at its expense, to participate in the defense of such action.

          SECTION 15.8 EFFECT OF AMENDMENT. Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any director, officer, employee or agent existing at the time of such amendment, repeal or modification.

          SECTION 15.9 SUBROGATION. In the event of payment under this Article, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the director, officer, employee or agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

          SECTION 15.10 NO DUPLICATION OF PAYMENTS. The Corporation shall not be liable under this Article to make any payment in connection with any claim made against the director, officer, employee or agent to the extent the director, officer, employee or agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I
          Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      Section 1.1  Registered Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      Section 1.2  Principal Office   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      Section 1.3  Other Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II
          Meetings of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      Section 2.1  Time and Place of Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      Section 2.2  Annual Meetings of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      Section 2.3  Special Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                      Section 2.4  Stockholder Lists  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                      Section 2.5  Notice of Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                      Section 2.6  Quorum and Adjournment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                      Section 2.7  Voting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                      Section 2.8  Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                      Section 2.9  Inspectors of Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III
          Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                      Section 3.1  Powers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                      Section 3.2  Number, Election and Tenure  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                      Section 3.3  Vacancies and Newly Created Directorships  . . . . . . . . . . . . . . . . . . . .   5
                      Section 3.4  Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                      Section 3.5  Annual Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                      Section 3.6  Regular Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                      Section 3.7  Special Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                      Section 3.8  Notices of Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                      Section 3.9  Quorum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                      Section 3.10  Fees and Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                      Section 3.11  Meetings by Telephonic Communication  . . . . . . . . . . . . . . . . . . . . . .   6
                      Section 3.12  Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                      Section 3.13  Action Without Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                      Section 3.14  Filling of Certain Vacancies;
                                                           Nomination for Additional Terms  . . . . . . . . . . . . .   7
                      Section 3.15  Initial Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE IV
          Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      Section 4.1  Appointment and Salaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      Section 4.2  Removal and Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      Section 4.3  Chairman   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      Section 4.4  President/CEO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      Section 4.5  Vice President   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                      Section 4.6  Secretary and Assistant Secretary  . . . . . . . . . . . . . . . . . . . . . . . .  11
                      Section 4.7  Chief Financial Officer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                      Section 4.8  Treasurer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                      Section 4.9  Assistant Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V
          Seal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE VI
          Form of Stock Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE VII
          Representation of Shares of Other Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE VIII
          Transfers of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IX
          Lost, Stolen or Destroyed Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE X
          Record Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE XI
          Registered Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE XII
          Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE XIII
          Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE XIV
          Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                      Section 14.1  Declaration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                      Section 14.2  Set Aside Funds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE XV
          Indemnification and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                      Section 15.1  Right to Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                      Section 15.2  Right of Claimant to Bring Suit   . . . . . . . . . . . . . . . . . . . . . . . .  15
                      Section 15.3  Non-Exclusivity of Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.4  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.5  Expenses as a Witness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.6  Indemnity Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.7  Settlement of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.8  Effect of Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.9  Subrogation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      Section 15.10  No Duplication of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                    BYLAWS
                                      OF
                    TOKOS/HEALTHDYNE ACQUISITION COMPANY,
                                    INC.,
                            A DELAWARE CORPORATION2

                                  SCHEDULE 7.1

                     CONDUCT OF BUSINESS PENDING THE MERGER

A.        HD

          1. HD intends to spin-off it's wholly-owned subsidiary, Healthdyne Information Enterprises, Inc. ("HIE"), in a taxable distribution to its shareholders pursuant to a Registration Statement on Form S-1 filed with the Securities Exchange Commission on September 1, 1995 (the "HIE Spin-off"). In connection with the HIE Spin-off HD will transfer its ownership interests in Healthcare Communications, Inc., DataView Imaging International, Inc., Clinical Assessment Support System, Inc. (in process of changing its name to Integrated Healthcare Solutions, Inc.), and Criterion Health Strategies, Inc. to HIE. As part of the HIE Spin-off, it may be necessary for HIE to amend its Articles of Incorporation or Bylaws or to split, combine or reclassify its shares of capital stock. In connection with the Spin-off, HD intends to enter into the following agreements (drafts of which have been provided) with HIE:

                                  Distribution Agreement
                                  Corporate Services Agreement
                                  Tax Indemnity Agreement
                                  Tax Disaffiliation Agreement
                                  Trademark License Agreement

          2. HD is presently attempting to sell the assets associated with a development project referred to as "Transvivo", an in vitro dialysis medical device.

          3. HD has been requested by National Reproductive Medical Centers, Inc. to invest up to $2 million in an in vitro fertilization laboratory/clinic in New York City. Healthdyne will consult with Tokos' management prior to committing to make any such investment and will not make or commit to make any such investment without the unanimous approval or consent of all of the directors of Healthdyne. Moreover, if the amount of Healthdyne's investment (including, in the aggregate, all amounts paid or committed to be paid or expended or reasonably expected to be expended by Healthdyne or any of its subsidiaries in connection with such project to which Healthdyne has any reasonable exposure) exceeds $2 million, Healthdyne shall not proceed with such investment or transaction without the prior written consent of Tokos.

          4. HD intends to continue its ongoing medical joint venture repurchase program on terms substantially similar to previous purchases.

          5. The Stock Option Committee of the HD Board of Directors will consider approval of the issuance of stock options to newly hired or recently promoted employees at the next regularly scheduled meeting of the HD Board of Directors in an amount not to exceed 30,000 HD Shares.

          6. See Schedule 7.2 regarding changes in benefit plans and agreements.


B.        TM

          1. After the date of this Agreement, TM may invest in, contribute, or otherwise pay to Adeza Biomedical Corporation ("Adeza") up to $1.2 million (excluding payments made in the ordinary course of business for products): (i) as a development contribution to secure marketing rights to a product manufactured by Adeza; (ii) to purchase an equity interest in Adeza; (iii) to establish a jointly owned clinical reference laboratory for producing test results for the Elisa format tests; or
                      (iv) for any other legitimate business purpose that TM deems appropriate (collectively, "Adeza Payments"). TM will consult with HD's management prior to committing to make any such Adeza Payments in excess of $100,000 and will not make or commit to make any such Adeza Payments in excess of $100,000 to which HD objects without the unanimous approval or consent of the directors of TM. Moreover, if the amount of Adeza Payments (including all amounts paid or committed to be paid or expended or reasonably expected to be committed by TM or any or its subsidiaries in connection therewith) exceeds $1.2 million TM shall not without the prior written consent of HD go forward with the investment or transaction which would result in the Adeza Payments exceeding the $1.2 million limit.

          2. TM intends to purchase the following managed care companies for a total aggregate amount of approximately $788,258.00.

                                  Louisiana Perinatal Services, Inc.
                                  Northern Gulf Coast Perinatal
                                  Southern Gulf Coast Perinatal
                                  Southern Perinatal Serv.
                                  WHC - Cincinnati
                                  WHC - East Missouri
                                  WHC - Middle TN (limited partnership)
                                  WHC - Nashville (limited partnership)
                                  WHC - No. Virginia
                                  WHC - St. Louis
                                  WHC - Salt Lake City
                                  WHC - Tulsa
                                  WHC - WACO


          3. TM intends to purchase $5,000,000 of additional Directors & Officers Insurance to bring its total coverage to $10,000,000.

          4. Subject to Board approval, TM intends to accept from Craig Davenport such number of shares of common stock of TM that Mr. Davenport currently owns that may be necessary to extinguish Mr. Davenport's outstanding loan with the Company, which loan amount with interest is approximately $250,000.

          5. In the event that court approval of the settlement of the matter entitled In re Tokos Medical Corporation Securities Litigation occurs prior to the Effective Date, TM shall contribute certain amounts in cash or equity to the plaintiffs, as described in the Memorandum of Understanding, between the parties which is incorporated herein by reference.

          6. TM may purchase some amount of infusion pumps from Deltec Corporation.

          7. The Compensation Committee of the Board of Directors will consider approval of the issuance of stock options to newly hired or recently promoted employees at its regularly scheduled Board Meeting on October 25, 1995 in an amount not to exceed 30,000 TM Shares.

                                 SCHEDULE 8.15



A.     HD

       1. Amended and Restated Severance Compensation and Restrictive Covenant Agreements* between HD and each of the following:

                    Parker H. Petit
                    J. Terry Dewberry
                    J. Paul Yokubinas
                    J. Brent Burkey
                    Donald R. Millard
                    Yvonne V. Scoggins
                    Frank Powers (if granted)


       2.     Retirement Benefit Award between HD and each of the following:

                    Parker H. Petit, dated as of December 31, 1994
                    J. Terry Dewberry, dated as of December 31, 1994
                    J. Paul Yokubinas, dated as of December 31, 1994
                    J. Brent Burkey, dated as of December 31, 1994 Donald R. Millard, dated as of December 31, 1994


B.     TM

       1. Amended Employment Agreements* between TM and each of the following:

            Robert F. Byrnes, dated May 1, 1995, as amended on October 2, 1995 Terry P. Bayer, dated January 1, 1995, as amended on October 2, 1995 Nicholas A. Mione, dated June 1, 1995, as amended on October 2, 1995 Andrew D. Simons, dated June 8, 1995, as amended on October 2, 1995


       2.     Employment Agreements between TM and each of the following:

                    Jerry W. Anderson, dated January 1, 1995
                    Mark C. Wells, dated July 1, 1995
                    Kevin M. Quilty, dated January 1, 1995
                    Robert S. Mayo, dated January 1, 1995

       3. Letters of Agreement for Severance Benefits for each of the following:

                    Chuck Irek, dated April 12, 1995
                    Tamara Watts, dated September 15, 1995


       4.     The TM Retirement Benefit Award Program for its senior management


       5.     Consulting Agreement with Craig Davenport dated January 1, 1994


              * The final form of such agreement will be provided by HD or TM, as the case may be, to the other party on or before the execution of the Merger Agreement.

                                SCHEDULE 9.2(b)


       1. TM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TM has full corporate power and lawful authority to own or lease its assets and properties and to carry on its business as now and as heretofore conducted.

       2. Except as set forth in the Disclosure Letter, neither the execution and delivery by TM of the Merger Agreement or any agreement, instrument or document contemplated thereby nor the performance by TM of the transactions contemplated thereby nor the consummation of such transactions will (i) conflict with or result in any breach of the terms and conditions of, or constitute a default under, (a) the Certificate of Incorporation or Bylaws of TM, (b) insofar as is known to us, any material contract or other agreement to which TM is a party or by which it or its assets or properties may be bound, or (c) insofar as is known to us, any judgment, decree, award, injunction, governmental order or other restriction or obligation to which TM is a party or by which it or its assets or properties may be bound; (ii) insofar as is known to us, give any person any right of termination, cancellation or acceleration of or with respect to any material contract or other agreement to which TM is a party or by which it or its assets or properties may be bound; (iii) insofar as is known to us, result in the creation or imposition of any lien or other encumbrance upon any of the assets or properties of TM; or (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to TM.

       3. Except as set forth in the Disclosure Letter, the execution and delivery by TM of the Merger Agreement and the agreements, instruments and documents contemplated thereby, the performance by TM of its obligations thereunder and the consummation of the transactions contemplated thereby do not, insofar as is known to us, require TM to obtain any consent, approval or action of, or make any filing with or give any notice to, any judicial or governmental or regulatory body or, insofar as is known to us, any person.

       4. The Merger Agreement and the agreements, instruments and documents contemplated thereby have been duly authorized, executed and delivered by TM.